Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock of

DAY ONE BIOPHARMACEUTICALS, INC.

at

$21.50 per share, net in cash, without interest and less any applicable tax withholding by

SERVIER DETROIT INC.

a direct wholly owned subsidiary of

SERVIER PHARMACEUTICALS LLC

an indirect wholly owned subsidiary of

SERVIER S.A.S.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., EASTERN TIME, ON APRIL 22, 2026, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Servier Detroit Inc., a Delaware corporation (“Purchaser”), a direct wholly owned subsidiary of Servier Pharmaceuticals LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly owned subsidiary of Servier S.A.S., a French société par actions simplifiée (“Servier” and together with Purchaser and Parent, the “Servier Parties”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Day One Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), at a purchase price of $21.50 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated March 6, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Servier, Parent and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company or any wholly owned subsidiary of the Company (each, a “Company Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Parent, Purchaser or any other subsidiary of Parent or Purchaser at the commencement of the Offer and owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such Shares under the DGCL (the “Appraisal Shares”)), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, (the “Merger Consideration”) from Purchaser, less any applicable tax withholding.

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (1) the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”) and (2) the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

The Board of Directors of the Company (the “Company Board”) (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all of the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page ii of this Offer to Purchase. You should read this entire document, the Letter of Transmittal and other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.

NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free:

1 (888) 750-5884 (from the U.S. or Canada)

From outside the U.S. and Canada, please call:

+1 (412) 232-3651

Banks and Brokers May Call Collect:

(212) 750-5833

IMPORTANT

If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you must:

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”). These materials must be delivered to the Depositary prior to the Expiration Time (as defined below).

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) prior to the Expiration Time.

If you desire to tender your Shares pursuant to the Offer and (i) the certificates evidencing your Shares are not immediately available, (ii) you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or (iii) you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the notice of guaranteed delivery and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You are urged to read carefully this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by the Company to the Servier Parties or has been taken from, or is based upon, publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. The Servier Parties have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company.

Price Offered Per Share	Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal: $21.50, net to the stockholder in cash, without interest and less any applicable tax withholding.

Scheduled Expiration of Offer	One minute past 11:59 p.m., Eastern Time, on April 22, 2026, unless the Offer is otherwise extended or earlier terminated.

Purchaser	Servier Detroit Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Servier.

Company Board Recommendation	The Company Board recommended that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Who is offering to buy my securities?

•

Purchaser, a Delaware corporation formed solely for the purpose of facilitating the acquisition of the Company by Servier and a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Servier, is offering to buy all Shares in exchange for the Offer Price.

•

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser together with, where appropriate, Parent. We use the term “Parent” to refer to Servier Pharmaceuticals LLC alone, the term “Servier” to refer to Servier S.A.S. alone and the term “Company” to refer to Day One Biopharmaceuticals, Inc. alone.

See Section 8 — “Certain Information Concerning the Servier Parties.”

What is the class and amount of securities sought pursuant to the Offer?

•

Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer to purchase the Shares and the term “Shares” to refer to the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company that are the subject of the Offer.

See Section 1 — “Terms of the Offer.”

Why are you making the Offer?

•	We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. Following the consummation of the Offer, we intend to complete the Merger

i

(as defined below) as soon as practicable. Upon completion of the Merger, the Company will become a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Servier. In addition, we will cause the Shares to be delisted from The Nasdaq Global Select Market (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.

Who can participate in the Offer?

•	The Offer is open to all holders and beneficial owners of the Shares.

How much are you offering to pay?

•	Purchaser is offering to pay $21.50 per Share, net to the stockholder in cash, without interest and less any applicable tax withholding. See the “Introduction” to this Offer to Purchase.

Will I have to pay any fees or commissions?

•

If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not need to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”

Is there an agreement governing the Offer?

•

Yes. The Company, Purchaser, Parent and Servier have entered into an Agreement and Plan of Merger, dated March 6, 2026 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the Merger.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 15 — “Conditions of the Offer.”

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

•

If you are a Non-U.S. Holder (as defined below), you generally will not be subject to U.S. federal income tax with respect to the sale of Shares pursuant to the Offer or receipt of cash in exchange for Shares pursuant to the Merger unless you have certain connections to the United States. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.

We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).

Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?

•

Yes. We estimate that we will need approximately $2.5 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Servier or Parent will provide the funds necessary to pay for all Shares validly tendered (and not properly withdrawn) in the Offer. Parent has or will have available to it, through cash on hand and similar cash-like instruments, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon the Servier Parties’ ability to finance or fund the purchase of the Shares pursuant to the Offer.

See Section 9 — “Source and Amount of Funds.”

Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?

•	We do not believe Purchaser’s financial condition is relevant to your decision to tender Shares in the Offer because:

•	the Offer is being made for all issued and outstanding Shares solely for cash;

•

through Parent and Servier, we will have sufficient funds available to purchase all Shares validly tendered (and not properly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive an amount in cash equal to the Offer Price in the Merger; and

•	the Offer and the Merger are not subject to any financing condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?

•

Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including the Minimum Tender Condition. The “Minimum Tender Condition” means that there have been validly tendered in the Offer (and not properly withdrawn) prior to the Expiration Time (as defined below) that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the General Corporation Law of the State of Delaware (the “DGCL”)) that, when added to Shares, if any, then owned beneficially by the Parent, Purchaser, or any other subsidiary of Parent, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer. See Section 15 — “Conditions of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

•

No. Neither we nor the Company is under any obligation to pursue or consummate the Merger if the Offer is not consummated as set forth in this Offer to Purchase. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

How long do I have to decide whether to tender my Shares in the Offer?

•	You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means one minute past 11:59 p.m., Eastern Time, on April 22, 2026, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which case the term “Expiration Time” means such subsequent time on such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares. Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”) may guarantee that the missing items will be received by Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”) and paying agent for the Transactions, within one business day. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit broker, dealer, commercial bank, trust company or other nominee to tender your Shares by the Expiration Time.

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

•

Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:

•

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Parent will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or for such longer period as Parent and the Company may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

•

Purchaser will, and Parent will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; and

•

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and the Certificate Condition (as defined below)) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Parent and Purchaser may (and if so requested by the Company in writing, Purchaser will, and Parent will cause Purchaser to), extend the Offer for one or more consecutive increments of not less than five but no more than 10 business days each, with the duration of each such extension to be determined by Parent in its sole discretion (or for such other period as may be agreed between the Company and Parent in writing); provided that the Company will not request Purchaser to, and Parent will not be required to cause Purchaser to, extend the Offer on more than four occasions, including any such extensions exercised by Parent without the Company’s request to extend the Offer if, at the time of such extension, the Offer Conditions (other than the Minimum Tender Condition and the Certificate Condition) have been satisfied or waived.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so in such event with the Company’s consent. The “Outside Date” means initially December 6, 2026, subject to extension in accordance with the Merger Agreement. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements —Merger Agreement.”

Will there be a subsequent offering period?

•	No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of the Company.

How will I be notified if the Offer is extended?

•

If we extend the Offer, we intend to inform the Depositary of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time.

See Section 1 — “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions by the scheduled Expiration Time of the Offer, including, among other conditions:

•	the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”);

•	the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•	the Legal Restraint Condition (as defined below in Section 15 — “Conditions of the Offer”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer and the Merger are not subject to any financing condition.

How do I tender my Shares?

•

If you hold your Shares directly as the holder of record, complete and sign the Letter of Transmittal (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal) that accompanies this Offer to Purchase in accordance with the instructions set forth therein and mail or deliver the Letter of Transmittal with any required signature guarantees and all other required documents to the Depositary. These materials must be delivered to the Depositary prior to the Expiration Time.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, request your broker, dealer, commercial bank, trust company or other nominee to tender your Shares through ATOP prior to the Expiration Time.

•

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an Eligible Institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within one business day after the date of execution of such Notice of Guaranteed Delivery.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the Offer, how will I get paid?

•

If the Offer Conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, subject to any tax withholding required by applicable law, to tendering stockholders whose Shares have been accepted for payment.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

v

Until what time may I withdraw previously tendered Shares?

•

You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after May 25, 2026, the 60th day after commencement of the Offer, until we accept your Shares for payment.

See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

•

To properly withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary prior to the Expiration Time. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares in a timely manner prior to the Expiration Time.

See Section 4 — “Withdrawal Rights.”

Has the Offer been approved by the Company Board?

•

Yes. The Company Board (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all of the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

•

Descriptions of the reasons for the Company Board’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to the Company’s stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Board” and “Background of the Merger Agreement; Reasons for the Recommendation.”

If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?

•

No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, the Company will become a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Servier. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.

See Section 13 — “Certain Effects of the Offer.”

Will a meeting of the Company’s stockholders be required to approve the Merger?

•

No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:

•

the agreement of merger expressly permits or requires that the merger will be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•

an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•

immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•	the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•

each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

•

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the Company’s stockholders.

See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?

•

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into the Company pursuant to Section 251(h) of the DGCL. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company or any Company Subsidiary immediately prior to the Effective Time, (ii) Shares owned by Parent, Purchaser or any other subsidiary of Parent or Purchaser at the commencement of the Offer and owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer or (iv) the Appraisal Shares), will be converted into the right to receive the Merger Consideration, less any applicable tax withholding.

•

If the Merger is completed, the Company’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”

•

However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and the Company will no longer be required to make filings with the SEC under the Exchange Act.

See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” and Section 13 — “Certain Effects of the Offer.”

What will happen to my stock options, restricted stock units and pre-funded warrants?

•

The Offer is being made only for Shares, and not for outstanding stock options, restricted stock units or outstanding pre-funded warrants issued by the Company. Holders of outstanding unexercised stock options, outstanding restricted stock units or outstanding pre-funded warrants issued by the Company will receive payment for such stock options, restricted stock units or pre-funded warrants following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options, outstanding vested restricted stock units or outstanding unexercised pre-funded warrants issued by the Company may participate in the Offer only if they first exercise such stock options or pre-funded warrants or are issued Shares in respect of such restricted stock units, in each case in accordance with the terms of the applicable Company Stock Plan (as defined below) and other applicable agreements with the Company and tender the Shares, if any, issued upon such exercise or settlement. Any such exercise should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding stock options or pre-funded warrants will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Holders of outstanding unexercised stock options, outstanding restricted stock units and outstanding pre-funded warrants issued by the Company will receive payment with respect to those stock options, restricted stock units or pre-funded warrants as described in the following paragraphs.

•

Immediately prior to the Effective Time, each stock option to purchase Company common stock granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding (other than rights under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”)), but not then vested or exercisable will become immediately vested and exercisable in full. At the Effective Time, each stock option to purchase Company common stock that is outstanding (including any stock option of the Company for which the vesting was accelerated immediately prior to the Effective Time as described in the preceding sentence) will be canceled and, if such stock option has a per share exercise price less than the Merger Consideration, each holder thereof will be entitled to receive, with respect to each Share underlying such stock option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share underlying such stock option, without interest and less any applicable tax withholding. Any such stock option that has an exercise price that equals or exceeds the Merger Consideration will be canceled for no consideration. The Merger Agreement provides that this payment will be made at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time).

•

Immediately prior to the Effective Time, each restricted stock unit of the Company granted under a Company Stock Plan that is then outstanding but not then vested will become immediately vested in full. At the Effective Time, each restricted stock unit of the Company that is then outstanding (including, without limitation, any restricted stock unit of the Company that has been deferred pursuant to the Company’s Director Equity Deferral Plan (as defined in the Disclosure Letter (as defined below)) will be canceled and each holder thereof will be entitled to receive, with respect to each Share underlying such restricted stock unit, an amount in cash, equal to the Merger Consideration, without interest and less any applicable tax withholding. The Merger Agreement provides that this payment will be made, at or reasonably promptly after the Effective Time (but in no event later than five business days after the Effective Time).

•

Each pre-funded warrant that is outstanding as of immediately prior to the Effective Time will, upon the Effective Time, in accordance with the terms of the relevant pre-funded warrant, become exercisable by the holder thereof solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time in accordance with the Merger Agreement if such holder had been, immediately prior to the Effective Time, the holder of the number of Shares then issuable upon exercise in full of such pre-funded warrant without regard to any limitations on exercise contained therein. Pursuant to the Merger Agreement, the Company will, among other things, (i) deliver notice in accordance with the terms of each pre-funded warrant agreement to the holders of the pre-funded warrants and (ii) promptly notify Parent if any holder of any pre-funded warrant elects to exercise such pre-funded warrant.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What will happen to the ESPP and the Company Stock Plans?

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With respect to the offering period under the ESPP in effect as of March 6, 2026, if any (the “ESPP Offering Period”), no individual who was not a participant in the ESPP as of March 6, 2026 may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on March 6, 2026 for such ESPP Offering Period.

•	No new offering period will be commenced under the ESPP prior to the Effective Time.

•

If the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Acceptance Time (as defined herein), then the ESPP Offering Period will be shortened and the applicable purchase date with respect to the ESPP Offering Period will occur on the day immediately preceding the date on which the Acceptance Time occurs.

•	The Company will take all necessary actions to terminate the ESPP as of the Effective Time.

•	The Company’s 2021 Equity Incentive Plan and 2022 Equity Inducement Plan (each, a “Company Stock Plan” and together, the “Company Stock Plans”) will be terminated effective as of the Effective Time.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

What is the market value of my Shares as of a recent date?

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On March 5, 2026, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $12.78 per Share. On March 25, 2026, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $21.37 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

See Section 6 — “Price Range of Shares; Dividends on the Shares.”

Will I have appraisal rights in connection with the Offer?

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No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon. The “fair value” could be greater than, less than or the same as the Offer Price. More information regarding Section 262 of the DGCL, including how to access it without subscription or cost, is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the Company’s stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal).

See Section 17 — “Appraisal Rights.”

What is the role of Servier in the Transactions?

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Servier is a party to the Merger Agreement solely in its capacity as guarantor of certain obligations of Parent and Purchaser. As a material inducement to the Company agreeing to enter into the Merger Agreement, Servier has absolutely, unconditionally and irrevocably guaranteed to the Company the full and timely payment of all amounts payable by Parent or Purchaser under the Merger Agreement as and when due, in the lawful currency of the United States, which includes any payments of the Offer Price and the Merger Consideration thereunder.

See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.”

Whom should I call if I have questions about the Offer?

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You may call Innisfree M&A Incorporated, the Information Agent, at 1 (888) 750-5884 (toll-free from the U.S. or Canada). See the back cover of this Offer to Purchase for additional contact information.

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INTRODUCTION

Servier Detroit Inc., a Delaware corporation (“Purchaser”), a direct wholly owned subsidiary of Servier Pharmaceuticals LLC, a Delaware limited liability company (“Parent”), which is an indirect wholly owned subsidiary of Servier S.A.S., a French société par actions simplifiée (“Servier” and together with Purchaser and Parent, the “Servier Parties”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Day One Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), at a purchase price of $21.50 per Share (the “Offer Price”), net to the stockholder in cash, without interest and less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated March 6, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Servier, Parent and Purchaser, pursuant to which, after consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company or any wholly owned subsidiary of the Company (each, a “Company Subsidiary”) immediately prior to the Effective Time, (ii) Shares owned by Parent, Purchaser or any other subsidiary of Parent or Purchaser at the commencement of the Offer and owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer or (iv) Shares that are held by stockholders who are entitled to demand and properly demand appraisal for such Shares pursuant to and in compliance in all respects with Section 262 of the DGCL and do not fail to perfect or otherwise waive, withdraw or lose their rights to such appraisal with respect to such Shares under the DGCL (the “Appraisal Shares”)), will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any applicable tax withholding.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, no stockholder vote or consent will be necessary to effect the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company’s stockholders. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Servier (see Section 12 — “Purpose of the Offer; Plans for the Company”).

The Offer will expire at one minute past 11:59 p.m., Eastern Time, on April 22, 2026, unless the Offer is extended (see Section 1 — “Terms of the Offer,” Section 15 — “Conditions of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals”).

Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.” Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it charges any service fees or commissions.

The Board of Directors of the Company (the “Company Board”) (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all of the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

Descriptions of the reasons for the Company Board’s recommendation and approval of the Offer are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed to the Company’s stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Board” and “Background of the Merger Agreement; Reasons for the Recommendation.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction of, among other conditions: (1) the Minimum Tender Condition (as defined below in Section 15 — “Conditions of the Offer”) and (2) the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer and the Merger.

The Company has advised the Servier Parties that at a meeting of the Company Board held on March 5, 2026, Centerview Partners LLC (“Centerview”) rendered its oral opinion to the Company Board, which was subsequently confirmed by delivery of a written opinion dated March 6, 2026, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Offer Price and the Merger Consideration to be paid to holders of Shares (other than (i) Shares then held by the Company, Parent, Purchaser or any of their subsidiaries or any Shares held by any affiliate of the Company or Parent and (ii) Appraisal Shares (as defined in the Merger Agreement), which are collectively referred to as, “Excluded Shares”) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion delivered by Centerview to the Company Board is attached as Annex A to the Schedule 14D-9.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price, net to the stockholder in cash, without interest and less any applicable tax withholding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Time, pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as described in Section 4 — “Withdrawal Rights.”

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition, the Regulatory Condition and the other conditions described in Section 15 — “Conditions of the Offer.”

The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”), other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Parent will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or for such longer period as Parent and the Company may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Parent will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and the Certificate Condition (as defined below)) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Parent and Purchaser may (and if so requested by the Company in writing, Purchaser will, and Parent will cause Purchaser to), extend the Offer for one or more consecutive increments of not less than five but no more than 10 business days each, with the duration of each such extension to be determined by Parent in its sole discretion (or for such other period as may be agreed between the Company and Parent in writing); provided that the Company will not request Purchaser to, and Parent will not be required to cause Purchaser to, extend the Offer on more than four occasions, including any such extensions exercised by Parent without the Company’s request to extend the Offer if, at the time of such extension, the Offer Conditions (other than the Minimum Tender Condition and the Certificate Condition) have been satisfied or waived.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so in such event with the Company’s consent. The “Outside Date” means initially December 6, 2026, subject to extension in accordance with the Merger Agreement. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements —Merger Agreement.”

If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights,” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that the Company’s prior written approval is required for Purchaser to, and for Parent to permit Purchaser to:

(i)	reduce the number of Shares subject to the Offer;

(ii)	reduce the Offer Price;

(iii)	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition (as defined below);

(iv)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

(v)	except as otherwise provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time;

(vi)	change the form or terms of consideration payable in the Offer;

(vii)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

(viii)	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of Shares sought, a minimum of 10 business days is required to allow for adequate dissemination to holders of Shares and investor response.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the consideration.

The obligation of Purchaser to irrevocably accept for payment, and pay for, all Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied or waived at the scheduled Expiration Time. Under certain circumstances described in the Merger Agreement, Parent or the Company may terminate the Merger Agreement.

The Company has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer, including the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and subject to the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered (and not properly withdrawn) pursuant to the Offer as promptly as practicable after the scheduled Expiration Time and, in any event, not more than two business days after the Expiration Time (the date and time of acceptance for payment, the “Acceptance Time”). Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will pay for Shares validly tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s Automated Tender Offer Program (“ATOP”), an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time.

The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance of Shares for payment or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.

Shares tendered using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased Shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the Expiration Time.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal or the Depositary must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) in the case of certificated Shares, the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) in the case of Shares held in book-entry form, such Shares must be tendered pursuant to the procedures for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees for Shares. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the holder(s) of record (which term, for purposes of this Section 3, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (for example, the Securities Transfer Agents Medallion Program®, the New York Stock Exchange Inc. Medallion Signature ProgramSM and the Stock Exchanges Medallion Program®) (each, an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is issued in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the holder(s) of record, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the holder(s) of record that appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

(iii)

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within one business day after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered or transmitted by e-mail or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer or a tender through DTC’s ATOP, an Agent’s Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal or the Depositary, in each case prior to the Expiration Time.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL, THE AGENT’S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF WILL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION TIME.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message). Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of the Servier Parties or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of the Company.

Stock Options, Restricted Stock Units and Pre-Funded Warrants. The Offer is being made only for Shares, and not for outstanding stock options, restricted stock units or outstanding pre-funded warrants issued by the Company. Holders of outstanding unexercised stock options, outstanding restricted stock units or outstanding pre-funded warrants issued by the Company will receive payment for such stock options, restricted stock units or pre-funded warrants following the Effective Time as provided in the Merger Agreement without participating in the Offer. Holders of outstanding vested but unexercised stock options, outstanding vested restricted stock units or outstanding unexercised pre-funded warrants issued by the Company may participate in the Offer only if they first exercise such stock options or pre-funded warrants or are issued Shares in respect of such restricted stock units, in each case in accordance with the terms of the applicable Company Stock Plan and other applicable agreements with the Company and tender the Shares, if any, issued upon such exercise or settlement. Any such exercise should be completed sufficiently in advance of the Expiration Time to ensure the holder of such outstanding stock options or pre-funded warrants will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. See Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement” for additional information regarding the treatment of outstanding equity awards and pre-funded warrants in the Merger.

Information Reporting and Backup Withholding. Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%).

To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the stockholder timely filing a U.S. federal income tax return.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after May 25, 2026, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment.

For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the holder(s) of record and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.

Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Servier Parties or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5. Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to the Company’s stockholders whose Shares are tendered and accepted for payment pursuant to the

Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, mutual funds, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, government organizations, tax-exempt organizations, retirement plans or other tax-deferred accounts, a corporation that accumulates earnings to avoid U.S. federal income tax, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers or brokers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, Non-U.S. Holders (as defined below) that own or have owned within the past five years (or are deemed to own or have owned within the past five years) 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders that purchase or sell Shares as part of a wash sale for tax purposes, stockholders required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement (as defined in the Code), stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation or holders of pre-funded warrants or persons who acquired their Shares through the exercise of pre-funded warrants. In addition, this discussion does not address any tax consequences related to the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or non-U.S. laws or estate or gift tax or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (i) a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates); (ii) a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or (iii) an estate or trust that is not a U.S. Holder. The term “Non-U.S. Holder” generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of Shares. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the Offer and the Merger.

If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, and any U.S. federal, state, local and non-U.S. tax laws.

Tax Consequences to U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year as of the closing of the Offer or the Effective Time, as the case may be. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.

Tax Consequences to Non-U.S. Holders

Subject to the discussion under “Information Reporting and Backup Withholding” below, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) on effectively connected earnings and profits (as adjusted for certain items), which will include such gain, or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses).

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR STOCKHOLDERS. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER OR THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES, OR OTHER LAWS.

6. Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “DAWN.” The Company has advised us that, as of March 20, 2026, 103,317,336 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each quarterly period with respect to the periods indicated, as reported by Nasdaq:

	High	Low
2026
First Quarter (through March 25, 2026)	$21.44	$8.35
2025
Fourth Quarter	$10.90	$6.84
Third Quarter	$7.74	$5.64
Second Quarter	$8.14	$6.08
First Quarter	$13.53	$7.88
2024
Fourth Quarter	$16.54	$12.11
Third Quarter	$16.43	$12.53
Second Quarter	$18.00	$11.94
First Quarter	$17.52	$13.55

On March 5, 2026, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing price of the Shares on Nasdaq was $12.78 per Share. On March 25, 2026, the last full day of trading before commencement of the Offer, the reported closing price of the Shares on Nasdaq was $21.37 per Share. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.

The Company has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future and cannot do so without the written consent of Parent pursuant to the Merger Agreement.

7. Certain Information Concerning the Company

The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings with the SEC and other publicly available information. Neither Purchaser, nor Parent, nor Servier has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information are untrue. However, neither Purchaser, nor Parent, nor Servier assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or Servier.

The Company, a Delaware corporation, is a biopharmaceutical company dedicated to developing and commercializing targeted therapies for people of all ages with life-threatening diseases. The Company aims to identify and develop breakthrough medicines with the goal of improving the outcomes and life trajectories of patients of any age facing serious diseases. The Company was formed as a limited liability company under the laws of the State of Delaware in November 2018, under the name Hero Therapeutics Holding Company, LLC. The Company subsequently changed its name to Day One Therapeutics Holding Company, LLC in December 2018 and to Day One Biopharmaceuticals Holding Company, LLC in March 2020. In connection with its initial public offering, in May 2021, the Company converted from a Delaware limited liability company to a Delaware corporation and changed its name to Day One Biopharmaceuticals, Inc. The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:

Day One Biopharmaceuticals, Inc.

1800 Sierra Point Parkway, Suite 200

Brisbane, CA 94005, (650) 484-0899

Additional Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information concerning the Company’s directors and officers, their compensation (including any equity-based awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters will be available in the Schedule 14D-9. The SEC maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

8. Certain Information Concerning the Servier Parties

Purchaser is a Delaware corporation and a wholly owned subsidiary of Parent, and was formed solely for the purpose of effecting the Offer and the Merger. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company surviving the Merger as the Surviving Corporation.

Parent is a Delaware limited liability company and an indirect wholly owned subsidiary of Servier. In addition to holding certain U.S. assets of Servier, Parent is responsible for promoting and distributing Servier’s products in the United States.

The address of Purchaser’s and Parent’s principal executive offices and phone number for both at their principal executive offices are as set forth below:

Servier Detroit Inc. and Servier Pharmaceuticals LLC

200 Pier Four Boulevard

Boston, MA 02210

(800) 807-6124

Servier is a French société par actions simplifiée, which is part of an independent international pharmaceutical group governed by La Fondation Internationale de Recherche Servier (the “Servier

Foundation”), a stichting organized under Dutch law, having its seat in Amsterdam, Netherlands. Servier is the ultimate consolidating holding company of the Servier group. The Servier group is focused on the research, development, manufacturing and commercialization of prescription medicines, with a strategic emphasis on oncology, including targeted therapies for rare cancers, as well as cardiometabolism and neurology. The Servier group operates globally, with medicines distributed in more than 130 countries. The address of Servier’s principal executive offices and Servier’s phone number at its principal executive offices are as set forth below:

Servier S.A.S.

50 rue Carnot

92284 Suresnes Cedex, France

+33 1 55 72 60 00

The name, citizenship and applicable employment history, as of the date of this Offer to Purchase, of each director and executive officer, or their equivalent under applicable law, of Purchaser, Parent, Servier and the Servier Foundation are set forth in Schedule I to this Offer to Purchase.

Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser, Parent, Servier or the Servier Foundation, or, to the best knowledge of Purchaser, Parent, Servier and the Servier Foundation after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of March 26, 2026, none of Purchaser, Parent, Servier or the Servier Foundation or their respective associates or affiliates owned any Shares directly or indirectly.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent, Servier or the Servier Foundation or, to the best knowledge of Purchaser, Parent, Servier and the Servier Foundation after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Purchaser, Parent, Servier or the Servier Foundation or, to the best knowledge of Purchaser, Parent, Servier and the Servier Foundation after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Purchaser, Parent, Servier or the Servier Foundation or, to the best knowledge of Purchaser, Parent, Servier and the Servier Foundation after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent, Servier, the Servier Foundation, their subsidiaries or, to the best knowledge of Purchaser, Parent, Servier and the Servier Foundation after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would be required to be disclosed on the Tender Offer Statement on Schedule TO, to which this Offer to Purchase and the related Letter of Transmittal are filed as exhibits (the “Schedule TO”) under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Parent, Servier, the Servier Foundation, their subsidiaries or, to the best knowledge of Purchaser, Parent, Servier and the Servier Foundation after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of the Company’s assets.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Servier Parties have filed electronically with the SEC.

9. Source and Amount of Funds

The Offer is not conditioned upon the Servier Parties’ ability to finance or fund the purchase of Shares pursuant to the Offer. We estimate that we will need approximately $2.5 billion in cash to purchase all of the Shares pursuant to the Offer and to complete the Merger. Servier or Parent will provide the funds necessary to pay for all Shares validly tendered (and not properly withdrawn) in the Offer and provide funding for the Merger. The Offer will be financed by Servier and Parent with cash on hand and similar cash-like instruments.

Purchaser believes that the financial condition of the Servier Parties is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (i) Purchaser, through Parent and Servier, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer and acquired in the Merger, (ii) the Offer and the Merger are not subject to any financing condition and (iv) if Purchaser consummates the Offer, Parent will acquire any remaining Shares for the same cash price in the Merger.

10. Background of the Offer; Past Contacts or Negotiations with the Company

Background of the Offer

The following is a summary of events, meetings and discussions between representatives of the Servier group and the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the Company’s activities relating to these contacts, please refer to the Company’s Schedule 14D-9 that will be filed with the SEC and mailed to all Company stockholders with this Offer to Purchase. All references to dates and times in this summary are in or based on Pacific time (unless otherwise specified).

In the ordinary course of business and in furtherance of its research and development activities, the Servier group regularly evaluates potential strategic collaboration and business development opportunities, including strategic acquisitions, as well as licensing, partnership, and collaboration arrangements.

On January 6, 2026, representatives of the Servier group, on an unsolicited basis, contacted a representative of the Company to arrange a meeting with the Company’s senior management at an upcoming industry conference to be held in San Francisco, California.

On January 12, 2026, at an industry conference held in San Francisco, California, representatives of the Servier group met in-person with members of the Company’s senior management to discuss potential avenues for strategic collaboration. During this meeting, a member of the Company’s senior management indicated that the Company would be open to considering various strategic avenues to collaborate and suggested a follow-up meeting.

On January 22, 2026, a representative of the Servier group contacted representatives of Centerview Partners LLC (“Centerview”) to convey the Servier group’s potential interest in making a proposal to acquire the Company.

On January 29, 2026, representatives of the Servier group’s financial advisor, Goldman Sachs Bank Europe SE (“Goldman Sachs”), contacted representatives of Centerview to inform Centerview that the Servier group was working toward providing an acquisition proposal to the Company.

On February 2, 2026, representatives of Goldman Sachs provided Centerview with the Servier group’s high-priority diligence questions.

On February 4, 2026, the Company provided the Servier group with a draft of a confidential disclosure agreement, containing a customary standstill provision that would terminate upon the Company’s entry into a definitive acquisition agreement with a third party or upon certain other change of control events not involving an affiliate of Servier, and which did not include a “don’t ask-don’t waive” provision.

On February 6, 2026, LLS and the Company executed this confidential disclosure agreement and senior management of the Company provided representatives of the Servier group with a confidential presentation on the Company’s commercial activities and current performance.

On February 9, 2026, LLS, on behalf of itself and its affiliates, sent to the Company a written, non-binding indication of interest proposing an acquisition of all outstanding equity of the Company for $18.00 per share in cash (the “February 9 Proposal”). The February 9 Proposal stated that the Servier group would finance the transaction using its existing cash resources and that the closing of the transaction would not be subject to any financing contingency. The February 9 Proposal also appended a letter from Goldman Sachs regarding the Servier group’s financial capacity to complete the proposed transaction, in which Goldman Sachs stated that it was “highly confident” in its ability to arrange and underwrite any debt financing in connection with the acquisition. The February 9 Proposal did not request that the Company enter into a period of exclusivity. For reference, the closing sale price of the Company’s common stock on Nasdaq on February 6, 2026, the preceding trading day, was $11.41 per share.

On February 10, 2026, representatives of Centerview contacted representatives of Goldman Sachs to discuss the process for the Servier group to submit a revised acquisition proposal for the Company, to be set out in a process letter.

On February 11, 2026, a representative of Centerview provided LLS with a process letter requesting that the Servier group submit a revised proposal by February 27, 2026, and provided a draft of the Merger Agreement, which contemplated that the transaction would be structured as a tender offer for all outstanding shares of the Company’s common stock, followed by a merger under Section 251(h) of the DGCL of the Company into a Servier subsidiary, with the Company surviving the merger as a subsidiary of Servier. The draft of the Merger Agreement proposed, among other terms, a termination fee equal to 2.5% of transaction equity value, payable by the Company to the Servier group in the event the Company terminated the Merger Agreement to accept a superior proposal or upon the occurrence of certain other customary termination events. The process letter further requested that the Servier group’s outside legal counsel, Baker & McKenzie LLP (“Baker”), provide a preliminary mark-up of the Merger Agreement by February 23, 2026, and a further revised mark-up along with the Servier group’s revised proposal by February 27, 2026.

Also on February 11, 2026, the Company granted representatives of the Servier group and its advisors access to an electronic data room containing the Company’s diligence information.

On February 16, 2026, LLS, on behalf of itself, its subsidiaries and its affiliates, and the Company entered into a “clean team” agreement, dated as of February 12, 2026, pursuant to which the Company agreed to disclose certain commercial and human resources information on a restricted basis, and certain representatives of the Servier group and Baker were granted access to unredacted commercial and human resources diligence materials.

On February 18, 2026, members of the Company’s management provided representatives of the Servier group with a presentation regarding the Company’s commercial and development programs.

Between February 20, 2026, and March 3, 2026, members of the Company’s senior management held several meetings with representatives of the Servier group to discuss aspects of the Company’s business.

On February 22, 2026, the Company posted in the electronic data room, to which the Servier group’s representatives had access, a draft of the Company’s disclosure schedules to the Merger Agreement.

On February 23, 2026, representatives of Goldman Sachs contacted representatives of Centerview to reiterate the Servier group’s interest in acquiring the Company and to discuss the process and timeline for the Servier group’s continuing review of the potential transaction.

Also on February 23, 2026, Baker sent representatives of the Company’s outside legal counsel, Fenwick & West LLP (“Fenwick”), a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.9% of transaction equity value.

On February 24, 2026, Fenwick provided Baker with feedback on the revised draft of the Merger Agreement previously circulated by Baker, for consideration in connection with Baker’s preparation of a further revised draft of the Merger Agreement to be delivered with the Servier group’s revised proposal to the Company on February 27, 2026.

On February 26, 2026, Central European Time, the executive committee of Servier held a meeting during which it approved seeking exclusivity with the Company and final negotiation of the terms of the Merger Agreement and the Transactions, including the Offer and the Merger.

On February 27, 2026, LLS, on behalf of itself and its affiliates, delivered to the Company a revised written, non-binding indication of interest proposing an acquisition of all outstanding equity of the Company for a price of $20.50 per share in cash (the “February 27 Proposal”). The February 27 Proposal stated that the Servier group had substantially completed its due diligence review, subject to certain identified remaining diligence items. The February 27 Proposal further indicated that the Servier group would finance the transaction using its existing cash resources and that the closing of the transaction would not be subject to any financing contingency. The February 27 Proposal also requested that the Company agree to negotiate on an exclusive basis with the Servier group through March 9, 2026, with an automatic five-business-day extension if negotiations were then still ongoing, to complete its confirmatory due diligence and execute an acquisition agreement. For reference, the closing sale price of the Company’s common stock on Nasdaq on February 26, 2026, the preceding trading day, was $10.65 per share.

Also on February 27, 2026, Baker sent Fenwick a revised draft of the Merger Agreement which, among other terms, continued to propose a termination fee equal to 3.9% of transaction equity value and which incorporated other feedback from the discussion between Baker and Fenwick on February 24, 2026.

On March 1, 2026, representatives of Centerview contacted representatives of Goldman Sachs and requested that the Servier group increase its February 27 Proposal by $1.00 to $21.50 per share in exchange for which the Company would agree to negotiate on an exclusive basis with the Servier group through March 9, 2026 (without any pre-agreed extension period).

Later on March 1, 2026, following discussion with representatives of the Servier group, representatives of Goldman Sachs contacted representatives of Centerview and indicated that the Servier group had agreed to increase the consideration under the February 27 Proposal by $1.00 to $21.50 per share in cash (the “March 1 Proposal”) in exchange for exclusivity through March 9, 2026. For reference, the closing sale price of the Company’s common stock on Nasdaq on February 27, 2026, the preceding trading day, was $10.60 per share.

Following such discussion, on March 1, 2026, Fenwick sent to Baker a revised draft of the exclusivity agreement providing for exclusivity through March 9, 2026 and, following discussions between the firms, finalized the language of the exclusivity agreement. Thereafter, LLS and the Company executed the exclusivity agreement.

Later on March 1, 2026, Fenwick sent Baker a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.0% of transaction equity value.

On March 2, 2026, Central European Time, each of the supervisory boards of Servier and the Servier Foundation held meetings during which they reviewed and approved the Merger Agreement, the execution of the Merger Agreement by the Servier group and the Transactions, including the Offer and the Merger.

Also on March 2, 2026, Baker sent Fenwick a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.75% of transaction equity value.

On March 3, 2026, representatives of Fenwick and Baker discussed unresolved issues in the Merger Agreement. Following this discussion, Fenwick sent to Baker a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.3% of transaction equity value.

On March 4, 2026, Baker sent Fenwick a revised draft of the Merger Agreement which, among other terms, proposed a termination fee equal to 3.5% of transaction equity value. Also on March 4, 2026, following receipt of this draft, representatives of Fenwick and Baker discussed unresolved issues in the Merger Agreement, and following this discussion, Fenwick sent to Baker a revised draft of the Merger Agreement which, among other things, included a termination fee equal to 3.5% of transaction equity value, together with a revised draft of the Company’s disclosure schedules.

Also on March 4, 2026, the Company’s chief executive officer, Dr. Bender, met with the chief executive officer and other senior management of the Servier group to discuss aspects of the Company’s business.

On March 5, 2026, Baker sent to Fenwick revised drafts of the Merger Agreement and the disclosure schedules. Over the course of March 5, 2026, Fenwick and Baker finalized the Merger Agreement and the disclosure schedules.

Later on March 5, 2026, the Company Board held a meeting with members of the Company’s senior management and representatives of Centerview and Fenwick present, during which it determined that the Offer, the Merger and the other Transactions were fair to and in the best interests of the Company and its stockholders, approved and declared advisable the Merger and the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, resolved that the Merger Agreement and the Merger would be governed by and effected under Section 251(h) of the DGCL and that the Merger would be consummated as soon as practicable following the Offer Closing Time, and resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

Following the Company Board meeting on March 5, 2026, the Servier Parties and the Company executed the Merger Agreement.

On March 6, 2026, before the opening of the financial markets, Servier and the Company issued a joint press release announcing the execution of the Merger Agreement.

On March 26, 2026, Purchaser commenced the Offer and filed this Schedule TO-T. As of such date, neither Purchaser nor any member of the Servier group has had any discussions with any individual Company director or officer regarding post-Closing employment with any member of the Servier group.

11. The Merger Agreement; Other Agreements

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself which has been filed as

Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that the Servier Parties make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning the Servier Parties.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this Section 11 and not otherwise defined in this Offer to Purchase have the respective meanings set forth in the Merger Agreement.

The Merger Agreement has been filed with the SEC and incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Merger Agreement. It is not intended to modify or supplement any factual disclosures about Parent, Purchaser or the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of Parent, Purchaser and the Company and may be subject to qualifications and limitations agreed upon by Parent, Purchaser and the Company. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between Parent, Purchaser and the Company, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases, are qualified by the confidential disclosure letter delivered by the Company to Parent and Purchaser concurrently with the execution of the Merger Agreement (the “Disclosure Letter”). Neither the inclusion of the Merger Agreement nor the summary of the Merger Agreement is intended to modify or supplement any factual disclosures about the Company, Parent or Purchaser in the Company’s public reports filed with the SEC. Investors are not third-party beneficiaries under the Merger Agreement (except that, after the Effective Time, any one or more of the holders of Shares, holders of awards under the Company Stock Plans and holders of Company warrants may enforce the provisions in the Merger Agreement relating to their right to receive the consideration in the Merger applicable to such holder(s) and the Company will have the right, on its own behalf and on behalf of such holders, to pursue specific performance as set forth in the Merger Agreement, or if specific performance is not sought or granted as a remedy, in the event of a valid termination of the Merger Agreement and subject to the terms of the Merger Agreement, damages in accordance with the Merger Agreement, with the Company having the right, on its own behalf and, in accordance with and to the fullest extent permitted by Section 261 of the DGCL, as representative on behalf of such holders to pursue monetary damages to the fullest extent permitted by Section 261 of the DGCL, including the loss of premium and other economic entitlement such holders would be entitled to receive if the Transactions were consummated pursuant to the terms of the Merger Agreement, and certain provisions pertaining to limitations of liability if the Termination Fee (as defined below) is paid to Parent are intended to benefit and will be enforceable by the stockholders of the Company). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since March 6, 2026, which subsequent information may or may not be fully reflected in Parent, Purchaser and the Company’s public disclosures.

The Offer. Provided that the Merger Agreement has not been terminated, Purchaser will commence the Offer as promptly as practicable, and in no event later than March 27, 2026. Purchaser’s obligation to, and Parent’s obligation to cause Purchaser to, irrevocably accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described herein. Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions described herein, the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer and, in any event, no more than two business days after the expiration of the Offer.

Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that the Company’s prior written approval is required for Purchaser to, and for Parent to permit Purchaser to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Price;

•	waive, amend or modify either of the Minimum Tender Condition or the Termination Condition (as defined below);

•	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

•	except as otherwise provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time;

•	change the form or terms of consideration payable in the Offer;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to holders of Shares; or

•	provide for any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement provides that:

(i)

if, at the scheduled Expiration Time, any Offer Condition, other than the Minimum Tender Condition, has not been satisfied or waived, Purchaser will, and Parent will cause Purchaser to, extend the Offer for one or more consecutive increments of not more than 10 business days each (or for such longer period as Parent and the Company may agree), until such time as such conditions have been satisfied or waived (irrespective of whether the Minimum Tender Condition has been satisfied);

(ii)

Purchaser will, and Parent will cause Purchaser to, extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, that are applicable to the Offer; and

(iii)

if, at the scheduled Expiration Time, each Offer Condition (other than the Minimum Tender Condition and the Certificate Condition) has been satisfied or waived and the Minimum Tender Condition has not been satisfied, Parent and Purchaser may elect to (and if so requested by the Company in writing, Purchaser will, and Parent will cause Purchaser to), extend the Offer for one or more consecutive increments of not less than five but not more than 10 business days each, with the duration of each such extension to be determined by Parent in its sole discretion (or for such other period as may be agreed between the Company and Parent in writing); provided that the Company will not request Purchaser to, and Parent will not be required to cause Purchaser to, extend the Offer on more than four occasions, including any such extensions exercised by Parent without the Company’s request to extend the Offer if, at the time of such extension, the Offer Conditions (other than the Minimum Tender Condition and the Certificate Condition) have been satisfied or waived.

In each case, Purchaser is not required to extend the Offer beyond the Outside Date and may only do so in such event with the Company’s consent.

The Merger. At the Effective Time, Purchaser will merge with and into the Company, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation. Subject to the Merger Agreement and pursuant to the DGCL (including Section 251 thereof), the closing date of the Merger will take place no later than the second business day after satisfaction or waiver of the closing conditions set forth in the Merger Agreement. Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h)(6) of the DGCL) of the Offer, without a vote of holders of the Shares in accordance with Section 251(h) of the DGCL.

At the closing of the Merger, the Company will cause the certificate of merger to be filed with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effectuate the Merger.

At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety in the form attached as Exhibit B to the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation. The bylaws of the Surviving Corporation immediately following the Effective Time will be the bylaws of the Purchaser immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by the name of the Surviving Corporation.

Board of Directors and Officers. The board of directors of the Surviving Corporation immediately following the Effective Time will consist of the members of the board of directors of Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation immediately following the Effective Time will consist of the officers of Purchaser immediately prior to the Effective Time, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Conversion of Capital Stock at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by the Company or any subsidiary of the Company immediately prior to the Effective Time, (ii) Shares owned by Parent, Purchaser or any other subsidiary of Parent or Purchaser at the commencement of the Offer and owned by Parent, Purchaser or any other subsidiary of Parent immediately prior to the Effective Time, (iii) Shares irrevocably accepted for purchase by Purchaser in the Offer, or (iv) the Appraisal Shares) will be converted into the right to receive the Merger Consideration, less any applicable tax withholding.

Each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Appraisal Shares, the rights set forth in Section 262 of the DGCL.

Treatment of Equity Awards. Pursuant to the Merger Agreement, as of immediately prior to the Effective Time, each stock option (other than rights under the ESPP) to purchase Shares granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding but not then vested or exercisable, will fully vest. At the Effective Time, each stock option of the Company granted under a Company Stock Plan or as a non-plan inducement award then outstanding (other than rights under the ESPP) that is then outstanding will be canceled and, if such stock option has a per share exercise price less than the Merger Consideration, the holder thereof will be entitled to receive, with respect to each Share underlying such stock option, an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per Share underlying such stock option, without interest and less any applicable tax withholding. Any such stock option that has an exercise price per Share that equals or exceeds the Merger Consideration will be canceled for no consideration.

The Merger Agreement also provides that each restricted stock unit of the Company granted under a Company Stock Plan or as a non-plan inducement award that is outstanding but unvested immediately prior to the Effective Time will fully vest as of immediately prior to the Effective Time. At the Effective Time, each restricted stock unit of the Company granted under a Company Stock Plan or as a non-plan inducement award that is then outstanding (including, without limitation, any restricted stock unit of the Company that has been deferred pursuant to the Company’s Director Equity Deferral Plan (as defined in the Disclosure Letter)) will be canceled and the holder thereof will be entitled to receive, with respect to each Share underlying such restricted stock unit of the Company, an amount in cash equal to the Merger Consideration, without interest and less any applicable tax withholding.

Treatment of Employee Stock Purchase Plan. As soon as practicable following the execution of the Merger Agreement, the Company is required to take all actions with respect to the ESPP that are necessary to provide that (i) with respect to the ESPP Offering Period under the ESPP in effect as of March 6, 2026, if any, no individual who was not already a participant in the ESPP as of March 6, 2026 may enroll in the ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of their payroll deduction election from that in effect on March 6, 2026 for such offering period, (ii) no new offering period will be commenced under the ESPP prior to the Effective Time, (iii) if the applicable purchase date with respect to the ESPP Offering Period in effect on March 6, 2026 would otherwise occur on or after the Acceptance Time, such ESPP Offering Period will be shortened and the applicable purchase date with respect to such ESPP Offering Period will occur on the day immediately preceding the date on which the Acceptance Time occurs, and (iv) immediately prior to the Effective Time, the ESPP will terminate and the Company will take all necessary actions to terminate the ESPP as of the Effective Time.

Company Pre-Funded Warrants. Pursuant to the Merger Agreement, each pre-funded warrant that is outstanding as of immediately prior to the Effective Time will, upon the Effective Time, in accordance with Section 9(d) of such pre-funded warrant, become exercisable by the holder thereof solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to the Merger Agreement if such holder had been, immediately prior to the Effective Time, the holder of the number of Shares then issuable upon exercise in full of such pre-funded warrant without regard to any limitations on exercise contained therein.

Withholding. Parent, the Company, the Surviving Corporation and the Depositary are entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts required to be deducted and withheld under the Code or any other tax law.

Transfer Taxes. If payment is to be made to a person other than the person named on a surrendered Share Certificate, it will be a condition to such payment that (i) such Share Certificate so surrendered must be properly endorsed or must otherwise be in proper form and (ii) the person presenting such Share Certificate must pay any transfer tax or other taxes required or must establish to the satisfaction of Parent that such tax has been paid or is not required to be paid.

In the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	capital structure;

•	subsidiaries and equity interests;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	SEC filings and undisclosed liabilities;

•	disclosure controls and internal controls over financial reporting;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	the absence of certain specified changes or events;

•	taxes;

•	labor relations;

•	employees and employee benefit plans;

•	property;

•	contracts;

•	litigation;

•	compliance with laws, including anti-corruption and anti-bribery laws;

•	regulatory matters;

•	environmental matters;

•	intellectual property and computer systems;

•	privacy and data;

•	insurance;

•	brokers and other advisors;

•	no rights agreements;

•	anti-takeover provisions and statutes;

•	the opinion of its financial advisor;

•	no stockholder vote required;

•	affiliate transactions; and

•	title to assets and inventory.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence, either alone or in combination, that (i) has had a material adverse effect on the business, financial condition, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent, the Company from consummating the Transactions on or before the Outside Date. For purposes of clause (i) of the definition of “Company Material Adverse Effect,” none of the following, and no change, event, condition, development, circumstance, state of facts, effect or occurrence that results from or arises in connection with the following, either alone or in combination, will be deemed to constitute a Company Material Adverse Effect or will be taken into account in determining whether there has been a Company Material Adverse Effect:

any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising in connection with:

(A) general conditions (or changes therein) in the industry in which the Company and the Company Subsidiaries operate;

(B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, disputed election, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States, the European Union or elsewhere in the world;

(C) any change in applicable law or GAAP;

(D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, cyber-intrusion, terrorism, or any escalation or worsening of any of the foregoing;

(E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials ), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after March 6, 2026, or changes in the market price or trading volume of the Company’s common stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

(G) subject to certain specified limitations, the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates, any stockholder proceeding (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, customer, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company or either Company Subsidiary (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company or either Company Subsidiary;

(H) the Company’s compliance with the covenants contained in the Merger Agreement (other than its compliance with the covenants in the Merger Agreement relating to conduct of business of the Company), except, in the case of clauses (A), (B), (C), (D) or (E), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate impact or impacts (to the extent not excluded by other provisions of this definition) may be taken into account in determining whether there has been a Company Material Adverse Effect).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to the Company with respect to:

•	corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

•	authority, execution and enforceability relative to the Merger Agreement;

•	no conflicts and required consents;

•	accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9;

•	brokers;

•	litigation;

•	ownership of securities of the Company; and

•	availability of funds to consummate the Offer and the Merger.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, the term “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Purchaser from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement survive the Effective Time.

Conduct of Business Pending the Merger. The Company has agreed that, from March 6, 2026 until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as expressly provided by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in the Disclosure Letter delivered to Parent in connection with the Merger Agreement, the Company will, and will cause each Company Subsidiary to, conduct its business in the ordinary course and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its present employees and (iii) preserve its present relationships and goodwill with suppliers, licensors, licensees, contractors, customers, partners and others having material business dealings with it.

The Company has further agreed that, from March 6, 2026 to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as expressly provided for by the Merger Agreement or as set forth prior to execution of the Merger Agreement in the Disclosure Letter, the Company will not do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), among other things and subject to specified exceptions (including specified ordinary course exceptions):

•

(i) enter into any new material line of business or enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or its affiliates, including, immediately following the Merger Closing, Parent and its affiliates (other than in the case as further described in Section 6.01(a) of the Merger Agreement), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments imposing material restrictions on the Company’s assets, operations or business;

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declare, set aside, establish a record date in respect of, accrue, or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of the Company’s capital stock, other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent;

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split, combine or reclassify any of the Company’s capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock;

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repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or either Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock except for (i) acquisitions of shares of Company common stock in connection with the surrender of shares of Company common stock by holders of Company stock options or Company warrants outstanding on March 6, 2026 in order to pay the exercise price of Company stock options or Company warrants, (ii) the withholding of shares of Company common stock to satisfy tax obligations with respect to awards granted pursuant to the Company stock plans or non-plan inducement awards outstanding on March 6, 2026 and (iii) the acquisition by the Company of Company stock options and restricted stock units outstanding on March 6, 2026 in connection with the forfeiture of such awards, in each case in accordance with their terms as of March 6, 2026;

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issue, grant, deliver, sell, authorize, pledge or otherwise subject to any lien any shares of Company capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company common stock, other than issuances of Company common stock upon the exercise of Company stock options outstanding as of March 6, 2026, purchase rights under the ESPP in accordance with the terms of the ESPP and otherwise with the Merger Agreement, the settlement of restricted stock units outstanding as of March 6, 2026 or upon the exercise of warrants outstanding as of March 6, 2026, in each case, in accordance with their terms as of March 6, 2026;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents;

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form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person, if the aggregate amount of consideration paid or transferred by the Company or any Company Subsidiary would exceed $500,000;

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except as required pursuant to the terms of any benefit plan or benefit agreement in effect as of March 6, 2026, except as otherwise permitted under the terms of Section 6.01(f) of the Merger Agreement:

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adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, benefit plan or benefit agreement, or other benefit or compensation plan, program, policy, agreement or arrangement that would be a benefit plan or benefit agreement if in effect as of March 6, 2026;

•	grant to any director, officer, employee or individual service provider of the Company or either Company Subsidiary any increase in base salary or other compensation;

•	grant to any director, officer, employee or individual service provider of the Company or either Company Subsidiary any increase in severance or termination pay;

•	pay or award, or commit to pay or award, any bonuses or incentive, equity or equity-based compensation;

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enter into any retention, transaction bonus, change in control, severance or termination agreement with any director, officer, employee or individual service provider of the Company or either Company Subsidiary;

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take any action to accelerate any rights or benefits under any benefit plan or benefit agreement, or the funding of any payments or benefits under any benefit plan or benefit agreement, including any repricing, exchange, substitution, amendment or other modification of any Company stock options, restricted stock units or other equity-based awards; or

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hire (other than to replace an employee whose employment has terminated) or terminate (other than for cause) the employment or service of any employee or individual service provider at the level of vice-president or above; provided that the Company or either Company Subsidiary is not restricted from entering into an offer letter or consulting agreement in the ordinary course with any employee or individual service provider that is newly hired or engaged in accordance with the terms of the Merger Agreement or providing to such employee or individual service provider compensation or benefits consistent with its past practice for similarly situated employees and individual service providers (including permitting any such employees and individual service providers to be eligible for the benefits made generally available to non-executive employees, including the Change in Control Plan (as defined in the Disclosure Letter));

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make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by law, including Regulation S-X promulgated under the Securities Act of 1933, as amended, in each case, as agreed to by the Company’s independent public accountants;

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sell, lease (as lessor), license or otherwise transfer (including through any “spinoff”), or pledge, encumber or otherwise subject to any lien (other than a permitted lien), any properties or assets (other than intellectual property) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to contracts to which the Company is a party made available to Parent and in effect prior to March 6, 2026 or (iii) properties or assets having a fair market value of less than $500,000 in the aggregate;

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sell, assign, license or otherwise transfer any intellectual property owned or purported to be owned by the Company or either Company Subsidiary that is material, individually or in the aggregate, to the

Company or either Company Subsidiary, except (i) for non-exclusive licenses (including sublicenses) granted to service providers of the Company or either Company Subsidiary to intellectual property in connection with such service provider’s provision of services to the Company or either Company Subsidiary in the ordinary course of business, (ii) pursuant to Standard IP Contracts (as defined in the Merger Agreement), (iii) pursuant to contracts to which the Company or either Company Subsidiary is a party made available to Parent and in effect prior to March 6, 2026, or (iv) transactions solely among the Company and the Company Subsidiaries or among the Company Subsidiaries;

•	incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another person;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or either Company Subsidiary, guarantee any debt securities of another Person;

•	enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

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make any loans, advances or capital contributions to, or investments in, any other person, other than to or in (i) the Company, (ii) any person pursuant to any advancement obligations under the Company’s certificate of incorporation or bylaws or indemnification agreements as in effect on or prior to March 6, 2026 or (iii) any loans under the Company’s 401(k) plan;

•	make or agree to make any capital expenditure or expenditures that in the aggregate are in excess of $500,000 per calendar quarter;

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pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $500,000 per payment, discharge, settlement, compromise or satisfaction of $2,000,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

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make, change or revoke any income or other material tax election, change any annual tax accounting period or adopt or change any material method of tax accounting, file any amended income or other material tax return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law), or settle or compromise any income or other material tax liability or refund;

•	fail to maintain in full force and effect insurance policies covering the Company and the Company Subsidiaries and their material properties, business, assets and operations in a form and amount;

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amend, cancel or terminate any material insurance policy naming the Company or either Company Subsidiary as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

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abandon, cancel, fail to renew or permit to lapse any of the Company’s material registered intellectual property, or otherwise fail to use commercially reasonable efforts to maintain, enforce and protect any material Company intellectual property, except in the ordinary course of business;

•	terminate any contract under which material intellectual property is licensed to the Company or either Company Subsidiary;

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disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret owned or purported to be owned by the Company or either Company Subsidiary in a manner that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of a publication of a patent application filed by the Company or in connection with any required regulatory filing;

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sell, transfer, license or otherwise encumber any material Company intellectual property other than through the grant of nonexclusive licenses ancillary to research, development, manufacture, clinical testing, sale, distribution or commercialization activities relating to products or services entered into in the ordinary course of business;

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except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by Section 6.01 of the Merger Agreement, enter into, terminate or modify in any material respect, or release or waive any material rights under, any specified material contract or any contract that, if existing on March 6, 2026, would have been a specified material contract, subject to certain specified exceptions;

•	adopt, implement or amend any stockholder rights plan, “poison pill” or similar arrangement;

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enter into any collective bargaining agreement or other similar agreement with any labor organization or voluntarily recognize or certify any labor union or labor organization as the bargaining representative for any employees of the Company or either Company Subsidiary;

•	implement any mass employee layoffs, furloughs, reductions in force or plant closings that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act;

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waive or release any non-competition, non-solicitation, noninterference, non-disparagement, nondisclosure, confidentiality or other material restrictive covenant obligation of any current or former employee or independent contractor or individual service provider;

•	significantly increase the number of employees or individual service providers in any individual line of business;

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pay, contribute to, indemnify, reimburse or otherwise be responsible for any remuneration, compensation, consideration or payment of any kind to any inventor or co-inventor, in each case, in respect of any patent rights included in the Company’s intellectual property; or

•	authorize, commit or agree to take any of the foregoing actions.

Access to Information. From and after March 6, 2026, subject to the requirements of applicable law, the Company has agreed to provide Parent and its officers, directors, employees, investment bankers, attorneys, other advisors or other representatives reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ properties, books and records, contracts and personnel, and furnish, as promptly as reasonably practicable, to Parent all information concerning its and the Company Subsidiaries’ business, properties and personnel as Parent may reasonably request, in each case, solely for the purpose of effectuating the Transactions and integration planning, subject to customary exceptions and limitations.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides for indemnification and insurance rights in favor of the Company’s current and former directors or officers, who we refer to as “indemnitees.” Specifically, Parent and Purchaser have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses related thereto) existing at the execution of the Merger Agreement in favor of indemnitees as provided in the Company’s certificate of incorporation or bylaws or under any indemnification agreement in effect as of March 6, 2026 and made available to Parent will be assumed by the Surviving Corporation, without further action at the Effective Time, survive the Merger, continue in full force and effect in accordance with their respective terms and will for a period of six years following March 6, 2026, not be amended, repealed or otherwise modified in a manner that would adversely affect any right thereunder of any indemnitee.

At or prior to the Effective Time, the Company may obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time

(including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions) for the period beginning upon the Effective Time and ending six years from the Effective Time, covering each indemnitee and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any indemnitee than those of the Company’s directors’ and officers’ liability insurance policies in effect on March 6, 2026 (the “Existing D&O Policies”). However, the maximum aggregate annual premium for such “tail” insurance policies will not exceed 300% of the aggregate annual premium payable by the Company pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”). If such “tail” insurance policies have been obtained by the Company, Parent will cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years from the Effective Time, Parent will either purchase such “tail” insurance policies or Parent will maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions). However, neither Parent nor the Surviving Corporation will be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount, and, if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation will be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the Company, Parent and Purchaser will, and will cause their respective subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in the Merger Agreement to be satisfied, in each case as promptly as reasonably practicable after March 6, 2026, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with or notices to, and the taking of all steps as may be necessary to avoid a proceeding by, any governmental entity or, subject to the terms of the Merger Agreement, any other third party with respect to the Merger Agreement or the Transactions, (iii) the defending or contesting of any proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay, temporary restraining order or preliminary or permanent injunction entered by any court or other governmental entity vacated or reversed (provided that no party to the Merger Agreement will be required to appeal, or participate in the appeal, of any judicial grant of a permanent injunction) and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement. In addition and without limiting the foregoing, the Company and Company Board will (A) take all action necessary to ensure that no restrictions on business combinations of any takeover law or similar statute or regulation is or becomes applicable to any Transaction or the Merger Agreement and (B) if the restrictions on business combinations of any takeover law or similar statute or regulation becomes applicable to any Transaction or the Merger Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the Merger Agreement.

Parent and the Company will, or will cause their ultimate parent entity as that term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) to, in consultation and cooperation with the other, file (i) with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) the Notification and Report Form required under the HSR Act for the Offer, the Merger or any of the other Transactions as promptly as practicable (but in no event later than March 27, 2026), provided that the filing party receives from the other party all information reasonably required to complete such filing reasonably in advance of such March 27, 2026 deadline after March 6, 2026, and

(ii) all appropriate filings, notices, applications or similar documents required under any foreign antitrust law applicable to the Transactions as promptly as practicable after March 6, 2026. Each of Parent and the Company will (A) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any foreign antitrust law, (B) give the other party reasonable prior notice of any such filings or submissions and of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other governmental entity regarding the Offer, the Merger or any of the other Transactions, and permit the other party (or its outside counsel if necessary to retain confidentiality) to review and discuss in advance, and consider in good faith the views of, permit the participation of, and incorporate all reasonable comments of the other party in connection with, any such filings, submissions, communications, inquiries or requests, (C) unless prohibited by applicable law or by the applicable governmental entity, and to the extent practicable, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the Offer, the Merger or any of the other Transactions without the other party, (2) give the other party reasonable prior notice of any such meeting or conversation, (3) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (4) cooperate with one another in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending the Merger Agreement, the Offer, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity and (5) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and any governmental entity or members of any governmental entity’s staff, on the other hand, with respect to the Merger Agreement, the Offer, the Merger and the other Transactions and (D) comply with any inquiry or request from the FTC, the DOJ or any other governmental entity as promptly as practicable. Without limiting the foregoing, each party to the Merger Agreement will promptly provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any governmental entity relating to the Transactions. The parties to the Merger Agreement may, as they deem advisable and necessary, designate any commercially or competitively sensitive materials provided to the other under Section 7.02 of the Merger Agreement as “outside counsel only,” and any such materials may be redacted as necessary to comply with contractual arrangements or applicable law and address reasonable attorney-client or other privileged, confidentiality or competitively sensitive information concerns. Such materials and the information contained therein will be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Parent will have the right, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, to direct all matters with any governmental entity and Parent will have the principal responsibility for devising and implementing the strategy for obtaining any necessary waivers, consents or clearances, including with respect to any proceedings; provided that the parties to the Merger Agreement agree not to extend, directly or indirectly, any waiting period under the HSR Act or any foreign antitrust law or enter into any agreement with a governmental entity to delay or not to consummate the Offer, the Merger or any of the other Transactions, except with the prior written consent of the other party, except that Parent may elect to pull and refile up to one time each the filing of a Notification and Report form under the HSR Act or any similar filing under any foreign antitrust law in its sole discretion and without the Company’s prior written consent.

In furtherance of the foregoing and subject to the terms and conditions set forth in the Merger Agreement, Parent and Purchaser have agreed to use reasonable best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act or any foreign antitrust law that may be required by any governmental entity, so as to enable the Company, Parent and Purchaser to close the Transactions as promptly as practicable after March 6, 2026 (and in any event by or before the Outside Date); provided that neither Parent, Purchaser, nor any of their respective affiliates (including, after the Effective Time, the Surviving Corporation or the Company Subsidiaries) will be required to (i) sell, license, divest or dispose of or hold separate any assets, intellectual property or businesses, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations, (iii) change or modify any course of conduct regarding future operations, (iv) take any other action with respect to its businesses, assets or rights of any entity or interests therein or (v) commit to take any such action described in the foregoing clauses (i), (ii), (iii) or (iv). For the avoidance of doubt, Parent will not require the Company to, and the Company will not be required to, take any action with respect to any judgment or any applicable law that binds the Company prior to the Effective Time. The Company will not, except with the prior written consent of Parent, propose, negotiate, commit to, agree to or consent to any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertakings, or otherwise to take any action described in the preceding clauses (i) through (iv), in order to obtain the expiration or termination of a waiting period under the HSR Act or clearance from any governmental entity under any foreign antitrust law.

Parent will not, and will not permit its subsidiaries or controlled affiliates to, enter into a definitive agreement with respect to, or consummate any transaction involving, Parent’s or its subsidiaries’ or controlled affiliates’ acquisition of rights (whether by way of acquisition of equity or assets, license, joint venture or otherwise) to any compound, molecule or product for the treatment of (i) any indication involving a BRAF mutation or (ii) pediatric low-grade glioma (pLGG), the effect of which would reasonably be expected to impair, materially delay or prevent any required approvals, or expiration or termination of any applicable waiting period, under the HSR Act or any foreign antitrust laws.

Notwithstanding anything to the contrary in the Merger Agreement, prior to the Effective Time, no party will be required to, and neither the Company nor Parent (or Parent’s controlled affiliates) will without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased payments or commercial accommodations or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability or any limitation on any rights of the Company, or any obligation or limitation of rights of Parent or its affiliates, to obtain any consent required to be obtained in connection with the Transactions (other than any governmental entity pursuant to Section 7.02 of the Merger Agreement). Section 7.02(e) of the Merger Agreement will not in any event apply with respect to any governmental entity or any other party in connection with an antitrust law, which matters will be exclusively governed by Sections 7.02(a), (b), (c) and (d) of the Merger Agreement.

Employee Matters. Parent will (or will cause the Surviving Corporation or either Company Subsidiary, as applicable, to), for a period of one year following the Effective Time or, if earlier, the date of termination of an applicable Company employee, provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time and who continues employment with Parent or the Surviving Corporation or any of their respective subsidiaries or affiliates as of immediately following the Effective Time (each, a “Company Employee”) (i) (x) a base salary (or wage rate) and (y) target cash incentive opportunity that are no less favorable in the aggregate than those provided to such Company Employee by the Company or either Company Subsidiary, as applicable, as of immediately prior to the Effective Time and (ii) other employee benefits (excluding equity and equity based awards, change in control, nonqualified deferred compensation, transaction, retention, defined benefit pension and post-employment or retiree health and welfare benefit plans (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Company Employee by the Company or either Company Subsidiary under the Company’s benefit plans and the Company’s benefit arrangement that are disclosed in the Disclosure Letter, as applicable, as of immediately prior to the Effective Time, in each case, excluding the Excluded Benefits.

For the plan year that includes the Effective Time, each of Parent, the Surviving Corporation or their respective affiliates will use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any benefit or compensation plan maintained by Parent, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”) that replace coverage under the comparable Company benefit plan in which such Company Employee participated immediately prior to the Effective Time.

From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, assume, honor and continue the Change in Control Plan and any contracts providing for severance and set forth in the Disclosure Letter in accordance with their respective terms.

With respect to Surviving Corporation Plans, for purposes of determining eligibility to participate, vesting, level of severance benefits and future vacation accrual, Parent will, and will cause the Surviving Corporation to provide that each Company Employee’s service with the Company (as well as service with any predecessor employer of the Company, to the extent service with the predecessor employer is recognized by the Company) will be credited as service with Parent or any of its subsidiaries to the same extent and for the same purposes as such service was credited under the corresponding Company benefit plans or Company benefit agreements in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing service recognition will not apply to (i) the extent that it would result in duplication of benefits, compensation or coverage for the same period of services or (ii) any Excluded Benefit or any other benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

With respect to any Surviving Corporation Plan that is a group medical, dental, vision or prescription drug plan (such plans, the “Applicable Plans”) in which any Company Employee participates after the Effective Time, for the plan year in which the Effective Time occurs, Parent will, and will cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such Company Employees or eligible dependents or beneficiaries under the corresponding Company benefit plan that is a group medical, dental, vision or prescription drug plan in which such Company Employees participated immediately prior to the Effective Time, (ii) provide Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time under any Company benefit plan that is a group medical, dental, vision or prescription drug plan for purposes of satisfying the corresponding deductible or out-of-pocket maximum requirements under the corresponding Applicable Plans for the year in which the Effective Time occurs and (iii) waive any waiting period or evidence of insurability requirement under the Applicable Plans that would otherwise be applicable to a Company Employee and their eligible dependents on or after the Effective Time, in each case, to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company benefit plan that is a group medical, dental, vision or prescription drug plan in which Company Employee participated immediately prior to the Effective Time.

Parent will, or will cause the Surviving Corporation to, with respect to any accrued but unused personal, sick or vacation time to which any Company Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Company Employee immediately prior to the Effective Time, assume the liability for any accrued personal, sick or vacation time and allow such Company Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Parent or the Surviving Corporation, as they may be amended from time to time.

At the written request of Parent provided no later than five days prior to the Merger closing date, the Company will, at least one day prior to the Merger closing date, adopt written resolutions (the form of which will have been approved by Parent, whose approval will not be unreasonably withheld, delayed or conditioned) to terminate any Company benefit plan that is intended to be qualified under Section 401(a) of the Code (a “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Merger closing date. If the Company 401(k) Plan is so terminated, as soon as administratively practicable following the Effective Time, Parent will, or will cause one of its affiliates to, establish or make available to each eligible Company Employee a tax-qualified 401(k) plan and, to the extent permitted by the terms of such plan and directed by the applicable Company Employee, will cause such plan to accept rollovers of account balances of each such Company Employee from the Company 401(k) Plan, including any outstanding participant loans thereunder.

Stockholder Litigation. From and after March 6, 2026 until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, the Company will notify Parent promptly of the commencement or written threat of any proceedings by or on behalf of one or more stockholders of the Company or any third party, against the Company and/or its directors relating to the Merger Agreement or the Transactions of which it has received notice and will keep Parent promptly and reasonably informed regarding any such proceedings. From and after March 6, 2026 until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, unless the Company has made an Adverse Recommendation Change (as defined below) in accordance with Section 6.02(b) of the Merger Agreement, the Company will provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any such proceedings, including any settlements thereof, and the Company will give reasonable and good faith consideration to any comments proposed by Parent. In no event will the Company offer, enter into, agree to or disclose any settlement with respect to such proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

No Solicitation. The Company and the Company Subsidiaries will not, will cause its directors, officers and employees not to, and use its reasonable best efforts to cause its other representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals, or offers or the making of any submission or announcement of any inquiry, proposal, or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal (as defined below), (ii) engage in, enter into or participate in any discussions or negotiations with any person regarding, furnish to any person any information or afford access to the business, properties, assets, books or records of the Company or any Company Subsidiary to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of Section 6.02 of the Merger Agreement, to refer the inquiring person to Section 6.02 of the Merger Agreement and to limit its communication exclusively to such referral or to clarify the terms thereof in writing), (iii) approve, adopt, endorse, or recommend or enter into any letter of intent, agreement in principle, term sheet or similar agreement with respect to a Company Takeover Proposal or any proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal, (iv) take any action to exempt any person (other than Parent and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational documents, (v) waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, or (vi) resolve to do, or publicly announce an intention to do, any of the foregoing under the preceding clauses (i) through (v); provided that the Company may take the actions described in clause (v) above solely to the extent necessary to permit the applicable person (if such person has not been solicited in breach of Section 6.02 of the Merger Agreement) to make, on a confidential basis to the Company Board, a Company Takeover Proposal, conditioned upon such person agreeing that the Company will not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, Section 6.02 of the Merger Agreement, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law and the Company provides written notice to Parent of such determination of the Company Board and notifies Parent of any such exemption, waiver, release, forbearance or amendment within one business day thereof. The Company will, and will cause its directors, officers and employees to, and will use its reasonable best efforts to cause its other representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on or prior to March 6, 2026 that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a potential Company Takeover Proposal.

However, at any time from and after March 6, 2026 until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, in response to a Company Takeover Proposal that did not result from a material breach of Section 6.02 of the Merger Agreement, in the event that the Company Board determines, in good faith, after consultation with outside counsel and a financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (as defined below) (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement (as defined below) with any person or group of persons making such Qualifying Company Takeover Proposal and promptly thereafter provide a copy of such agreement to Parent, (B) furnish information with respect to the Company to the person or group of persons making such Qualifying Company Takeover Proposal and its or their representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company substantially concurrently (and in any event within 24 hours) provides Parent any non-public information with respect to the Company furnished to such other person or group of persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such person or group of persons and its or their representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable law and the Company provides written notice to Parent of such determination of the Company Board, together with the identity or identities of such person or group making such Qualifying Company Takeover Proposal.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains confidentiality provisions that are not less favorable to the Company in any material respect than those contained in the Confidentiality Agreement (defined below); provided that such confidentiality agreement may omit to contain a “standstill” or similar obligation and (ii) does not prohibit or impede the Company from providing any information to Parent or its representatives in accordance with Section 6.02 of the Merger Agreement or otherwise complying with its obligations under the Merger Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition, purchase, lease, exchange, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, of (A) 15% or more (based on the fair market value thereof, as determined by the Company Board in good faith) of the assets (including equity interests in either Company Subsidiary) of the Company and the Company Subsidiaries, taken as a whole, (B) assets (including equity interests in any Company Subsidiary) to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (C) 15% or more of the aggregate voting power of the capital stock of the Company or any class of outstanding capital stock or other securities of the Company or (D) any of (1) OJEMDA™ (tovorafenib), (2) Emi-Le (XMT-1660), or (3) DAY301 (formerly MTX-13), a novel antibody drug conjugate targeting protein-tyrosine kinase 7, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or any Company Subsidiary that, if consummated, would result in any person or group (or the stockholders of any person) beneficially owning, directly or indirectly, 15% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after March 6, 2026 and not withdrawn and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) more than 50% of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) more than 50% (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets of the Company and the Company Subsidiaries, taken as a whole, on terms and conditions that the Company Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) is reasonably likely to be consummated in accordance with its terms and (B) if consummated, would result in a transaction more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the Transactions, in each case, taking into account all the terms, conditions and aspects (including all financial, regulatory, financing, timing, conditionality, legal and other terms, conditions and aspects) of such proposal, the Transactions and the Merger Agreement (including after giving effect to any proposals by Parent pursuant to Section 6.02(b) of the Merger Agreement).

Wherever the term “group” is used in Section 6.02(a) of the Merger Agreement, it is used as defined in Rule 13d-5 under the Exchange Act.

Recommendation Change. As described above, and subject to the provisions described below, the Company Board has determined to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Company Board Recommendation.” The Company Board also agreed to include the Company Board Recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

Except as described below, neither the Company Board nor any committee thereof will:

•

fail to make, withdraw, withhold, or qualify (or modify in a manner adverse to Parent or Purchaser), or propose publicly to fail to make, withdraw, withhold or qualify (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation or resolve or agree to take any such action;

•	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action;

•	publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer;

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company’s stockholders;

•

after the public announcement of a Company Takeover Proposal, publicly affirm the Company Board Recommendation within 10 business days after a written request by Parent to do so (or, if earlier, by the close of business on the business day immediately preceding the scheduled expiration date of the Offer) (provided that Parent may only make such request once with respect to a Company Takeover Proposal); or

•

in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Company Board (1) publicly states that it recommends such tender or exchange offer or that it expresses no opinion or is unable to take a position with respect to such tender or exchange offer (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) or (2) fails to recommend, in a solicitation/recommendation statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer (any action described in this bullet and the foregoing five bullets is referred to as an “Adverse Recommendation Change”); or

•

approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement), or resolve, agree or publicly propose to take any such action.

Unless such action would otherwise constitute an Adverse Recommendation Change, the Company and Parent have agreed that the Merger Agreement will not prohibit the Company from (1) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, including making any “stop-look-and-listen” communication to the stockholders of the Company or (2) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable law. The Company and Parent have further agreed that any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act.

However, at any time prior to the Acceptance Time, subject to compliance with other provisions summarized under “– No Solicitation” and “– Recommendation Change” above, (1) the Company Board may take any of the actions specified in the first and fourth bullets of the definition of Adverse Recommendation Change above in response to an Intervening Event (as defined below) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (2) if the Company Board receives a Superior Company Proposal that did not result from a material breach of the provisions summarized under “– No Solicitation” the Company may make an Adverse Recommendation Change, and may terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (defined below) in order to enter into a definitive agreement with respect to the Superior Company Proposal, if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

However, such action may only be taken if, prior to taking such action (1) the Company Board has given Parent at least five business days’ prior written notice of its intention to take such action and a description of the reasons for taking such action (which notice, in respect of a Superior Company Proposal, will specify the identity of the person who made such Superior Company Proposal and the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreements and documents, or, in respect of an Intervening Event, will include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company will have negotiated, and will have caused its representatives to negotiate in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of the Merger Agreement or the Transactions in such a manner that would eliminate the need for taking such action (and in respect of a Superior Company Proposal, would cause such Superior Company proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board will have considered in good faith any revisions to the Merger Agreement or the Transactions proposed in writing by Parent, and will have determined in good faith, after consultation with outside counsel and its independent financial advisor and taking into account such proposals by Parent, that failure to effect such recommendation change and terminate the Merger Agreement pursuant to its terms would be inconsistent with its fiduciary duties under applicable law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) or any other material amendment or modification to any Company Takeover Proposal constituting a Superior Company Proposal or in the event of any material change to the facts and circumstances underlying such Intervening Event, the Company will, in each case, deliver to Parent an additional notice consistent with that described in clause (1) above and a renewed notice period under clause (1) above will commence (except that the five-business day notice period referred to in clause (1) above will instead be equal to the longer of three business days or the number of business days remaining in the initial five-business day notice period) during which time the Company will be required to comply with the foregoing covenants anew with respect to such additional notice, including clauses (1) through (4) above.

“Intervening Event” means any positive event, change, effect, development, condition or occurrence material to the Company and the Company Subsidiaries, taken as a whole, that was not known or reasonably foreseeable by the Company Board as of March 6, 2026 (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable and, in such case, only to the extent such material consequences were not known or reasonably foreseeable by the Company Board as of March 6, 2026), which event, change, effect, development, condition or occurrence, or any material consequence thereof, becomes thereafter known to the Company Board and is not the result of a breach by the Company or any Company Subsidiary of the Merger Agreement; provided that in no event will any event, change, effect, development, condition or occurrence related to or arising from any of the following constitute or contribute to an Intervening Event: (i) the announcement, execution, performance or pendency of the Merger Agreement or the Transactions, (ii) changes in the market price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event to the extent not otherwise excluded under this definition), (iii) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (iv) the matters described in clauses (A) through (E) of the definition of Company Material Adverse Effect, or (v) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

Termination. The Merger Agreement may be terminated at any time prior to the Acceptance Time as follows:

•	by mutual written consent of Parent, Purchaser and the Company;

•

by either Parent or the Company, if (i) the Acceptance Time has not occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party to the Merger Agreement if the failure of the Acceptance Time to occur on or before the Outside Date is primarily due to a material breach of the Merger Agreement by such party (the “Outside Date Termination Right”); provided, further, that if on the Outside Date all of the Offer Conditions, other than (A) the Minimum Tender Condition, (B) the Regulatory Condition, (C) the condition set forth in clause (i) in Exhibit A of the Merger Agreement relating to any legal restraint in effect preventing or prohibiting the consummation of the Offer or the Merger (in each case, whether temporary, preliminary or permanent in nature) (in the case of this clause (C), solely with respect to a judgment issued, or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or law (collectively, “Legal Restraints”) arising under applicable antitrust laws), or (D) those conditions that by their nature are to be satisfied at the Acceptance Time (each of which is then capable of being satisfied), will have been satisfied or waived by the applicable party (to the extent waivable), then the Outside Date will automatically be extended for a period of 150 days (and all references to the Outside Date in the Merger Agreement will be deemed to refer to the Outside Date as so extended); or (ii) any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger will be in effect and will have become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to the foregoing clause (ii) will not be available to any party to the Merger Agreement if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 of the Merger Agreement in respect of any such Legal Restraint;

•

by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform would result in the failure of any of certain specified Offer Conditions and cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Purchaser are not then in material breach of the Merger Agreement (the “Company Material Breach Termination Right”);

•	by Parent if an Adverse Recommendation Change has occurred (the “Adverse Recommendation Change Termination Right”);

•

by the Company, if (i) Purchaser fails to commence the Offer in violation of the terms of the Merger Agreement (other than due to a violation by the Company of its obligations under the Merger Agreement), (ii) Purchaser terminates the Offer prior to its expiration date (as such expiration date may be extended in accordance with the Merger Agreement), other than in accordance with the Merger Agreement or (iii) Purchaser was obligated under the Merger Agreement to irrevocably accept for payment and pay for the Shares in the Offer, all of the Offer Conditions have been satisfied or waived by Purchaser as of immediately prior to the expiration of the Offer and the Acceptance Time has not occurred within five business days following the expiration of the Offer;

•

by the Company, if Parent or Purchaser breaches or fails to perform any of its representations, warranties, covenants or obligations contained in the Merger Agreement (without regard to any qualifications or exceptions contained in the Merger Agreement as to materiality or Parent Material Adverse Effect), which breach or failure to perform (i) had or would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (ii) has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Purchaser of such breach or failure to perform and (y) the Outside Date; provided that the Company is not then in material breach of the Merger Agreement;

•

by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) the Company Board has complied in all material respects with its obligations under the non-solicitation provisions of the Merger Agreement in respect of such Superior Company Proposal and (iii) the Company simultaneously enters into the foregoing definitive agreement and has paid, or simultaneously with the termination of the Merger Agreement pays, and as a condition to the effectiveness of such termination, the fee due under the Merger Agreement that is payable if the Merger Agreement is terminated (the “Superior Proposal Termination Right”);

•

by Parent, if the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) expires or is terminated or withdrawn in accordance with the Merger Agreement without all of the Offer Conditions having been satisfied or, to the extent permitted, waived by Parent; provided that (1) Parent will not be entitled to terminate the Merger Agreement pursuant to this clause in the event of any expiration, termination or withdrawal of the Offer in connection with which Parent is obligated to extend the Offer in accordance with the Merger Agreement (provided that, in the case of an offer extension to satisfy the Minimum Tender Condition, the Company has made the written request contemplated by Section 2.01(a) of the Merger Agreement) and (2) the right to terminate the Merger Agreement pursuant to this clause will not be available to Parent if the non-satisfaction of the Offer Condition that resulted in such expiration, termination or withdrawal was primarily the result of the failure on the part of Parent to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by Parent (the “Parent Offer Failure Termination Right”); or

•

by the Company, if the Offer (as it may have been extended pursuant to the terms of the Merger Agreement) expires or is terminated or withdrawn in accordance with the Merger Agreement without all of the Offer Conditions having been satisfied or, to the extent permitted, waived by Parent; provided that (1) the Company will not be entitled to terminate the Merger Agreement pursuant to this clause in the event of any expiration, termination or withdrawal of the Offer in connection with which Parent has the right to extend the Offer pursuant to Section 2.01(a) of the Merger Agreement and (2) the right to terminate the Merger Agreement pursuant to this clause will not be available to the Company if the non-satisfaction of the Offer Condition that resulted in such expiration, termination or withdrawal was primarily the result of the failure on the part of the Company to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by the Company (the “Company Offer Failure Termination Right”).

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Parent or Purchaser, on the one hand, or the Company, on the other hand (except to the extent that such termination results from Fraud or the Willful Breach (as defined below) by a party thereto of any representation, covenant or obligation set forth in the Merger Agreement, in which case such party will be liable to the other party thereto for damages suffered by such other party arising from such Fraud or Willful Breach (which damages, to the extent arising from Fraud or Willful Breach by Parent or Purchaser, may include damages suffered by the Company and the holders of Shares, Company stock options, Company restricted stock units and Company warrants based on loss of the economic benefit of the Transactions to the Company and such holders to the fullest extent provided by Section 261(a)(1) of the DGCL)).

“Fraud” means common law fraud.

“Willful Breach” means a material breach of a representation or warranty, or a material failure to perform a covenant or obligation, set forth in the Merger Agreement, in each case, which such breach or failure is the consequence of an intentional act or omission by a party to the Merger Agreement with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of or material failure to perform a representation, warranty, covenant or obligation set forth in the Merger Agreement.

Parent and Purchaser have acknowledged and agreed in the Merger Agreement that any failure of Parent and Purchaser to satisfy its obligations to irrevocably accept for payment or pay for the Shares following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in the Merger Agreement, will be deemed to constitute a Willful Breach of a covenant of the Merger Agreement.

Company Termination Fee. The Company will pay to Parent a fee of $87.7 million (the “Termination Fee”) if:

•	the Company terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

•	Parent terminates the Merger Agreement pursuant to the Adverse Recommendation Change Termination Right; or

•

(A) after March 6, 2026, a bona fide Company Takeover Proposal is proposed or announced or has become known to the Company Board and such Company Takeover Proposal is not withdrawn (publicly, in case of a Company Takeover Proposal that was publicly proposed or announced) (x) in the case of the Merger Agreement being subsequently terminated pursuant to the Outside Date Termination Right, prior to the date that is at least five business days prior to any then-scheduled expiration date for the Offer, (y) in the case of the Merger Agreement being subsequently terminated pursuant to the Company Material Breach Termination Right, prior to the time of the breach giving rise to such termination or (z) in the case of the Merger Agreement being subsequently terminated pursuant to the Parent Offer Failure Termination Right or the Company Offer Failure Termination Right, prior to the date that is at least five Business Days prior to any then-scheduled expiration date for the Offer, (B) the Merger Agreement is terminated by (x) either Parent or the Company pursuant to the Outside Date Termination Right (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to the proviso in the Outside Date Termination Right), (y) Parent pursuant to the Company Material Breach Termination Right (arising from a breach of any covenant or obligation of the Company) or (z) Parent pursuant to the Parent Offer Failure Termination Right or by the Company pursuant to the Company Offer Failure Termination Right (but, in case of termination pursuant to the Company Offer Failure Termination Right, only if at such time Parent would not have been prohibited from terminating the Merger Agreement pursuant to the proviso in the Parent Offer Failure Termination Right), and (C) within 12 months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal. For these purposes, the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal except that all references to 15% will be deemed references to 50%.

In the event the Termination Fee is paid to Parent in accordance with the terms of the Merger Agreement, the Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Purchaser and will constitute the sole and exclusive remedy of Parent and Purchaser against the Company and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company or its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions; provided that nothing contained in the Merger Agreement relieves any party from liability for Fraud or its Willful Breach of the Merger Agreement. Acceptance by Parent of the Termination Fee after it is paid because the Company has terminated the Merger Agreement pursuant to the Superior Proposal Termination Right will constitute acceptance by Parent of the validity of the termination of the Merger Agreement pursuant to the Superior Proposal Termination Right.

Specific Performance. The parties have acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specified terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties have further acknowledged and agreed that the parties thereto will be entitled to an injunction or injunctions, specific performance, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement, without proof of damages or otherwise (and each party waived any requirement for the securing or posting of any bond or any other security in connection with any such remedy), in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement includes the right of the Company to cause Parent and Purchaser to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in the Merger Agreement, and to cause Servier to perform its obligations under Section 10.12 of the Merger Agreement.

Expenses. Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. Parent will pay all filing fees required by the HSR Act and any foreign antitrust law for notifications and similar submissions to the applicable governmental entity under such laws for obtaining applicable waiting period expirations or clearances.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions of the Offer.”

Guarantee. Pursuant to the Merger Agreement, as a material inducement to the Company agreeing to enter into the Merger Agreement, Servier has absolutely, unconditionally and irrevocably guaranteed to the Company the full and timely payment of all amounts payable by Parent or Purchaser under the Merger Agreement as and when due, in the lawful currency of the United States, which includes any payments of the Offer Price and the Merger Consideration thereunder.

Other Agreements

Confidentiality Agreement

On February 6, 2026, Les Laboratoires Servier, an affiliate of the Servier Parties (“LLS”), and the Company entered into a mutual confidentiality agreement (the “Confidentiality Agreement”) pursuant to which LLS and the Company agreed to, for a period continuing until February 6, 2029, (i) hold in confidence and not disclose any confidential information of the other party to any third party and (ii) not use any confidential information of the other party for any purpose other than in connection with a potential transaction with the other party, in each case, subject to certain exceptions. The Confidentiality Agreement included a customary standstill provision for the benefit of the Company that was set to expire on February 6, 2027 and permitted LLS or its controlled affiliates or subsidiaries to privately approach the Company Board or the Company’s chief executive officer during the standstill period. In addition, the standstill provision automatically terminated in the event that (a) the Company has entered into a definitive agreement with a third party providing for (x) a transaction resulting in either the sale or exchange of more than 50% of the outstanding voting equity securities of the Company or of all or substantially all of the consolidated assets of the Company and its subsidiaries or (y) a merger or other business combination in which the voting equity securities of the Company outstanding immediately prior to such transaction do not constitute 50% or more of the voting equity securities of the resulting entity of such transaction or its parent company or (b) a tender offer or exchange offer by a third party is commenced which if consummated would result in the sale of more than 50% of the outstanding voting equity securities of the Company, unless the Company Board has, within 10 business days following such commencement, publicly recommended that the stockholders of the Company reject such tender offer or exchange offer. Pursuant to the Merger Agreement, the Company waived the foregoing standstill provision in all respects upon the execution of the Merger Agreement.

This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

Exclusivity Agreement

Prior to signing the Merger Agreement, LLS and the Company entered into a letter agreement, dated March 1, 2026 (the “Exclusivity Agreement”), pursuant to which the Company agreed that it would not, and would cause its subsidiaries and its and their respective representatives not to, from March 1, 2026 through 11:59 p.m. Pacific Time on March 9, 2026, solicit, initiate or knowingly encourage any inquiries or proposals relating to an Acquisition Proposal (as defined below) involving the Company. During this period, the Company also agreed not to engage in discussions or negotiations, provide non-public information, or otherwise cooperate with any third party in connection with any such Acquisition Proposal, and to terminate any ongoing discussions or negotiations with third parties regarding a potential acquisition.

As used in the Exclusivity Agreement, “Acquisition Proposal” means any inquiry, offer or proposal from a third party relating to (i) the acquisition of 15% or more of the Shares (including through a tender or exchange offer), (ii) a merger, business combination, asset sale or similar transaction involving 15% or more of the Company’s consolidated assets, revenues or net income, or (iii) a liquidation, recapitalization or other similar corporate reorganization of the Company or the Company Subsidiaries.

This summary of the Exclusivity Agreement is only a summary and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

12. Purpose of the Offer; Plans for the Company

Purpose of the Offer

The purpose of the Offer and the Merger is for Parent to acquire all of the outstanding Shares. The Offer, as the first of two steps in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of the Company not purchased pursuant to the Offer or otherwise and to cause the Company to become a wholly owned subsidiary of Parent.

The Company Board (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Transactions, (iii) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the time at which Purchaser first irrevocably accepts for purchase the Shares tendered in the Offer and (iv) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all of the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

If the Offer is consummated, we will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of the Company stockholders in accordance with Section 251(h) of the DGCL. We do not expect there to be a significant period between consummation of the Offer and the consummation of the Merger.

Plans for the Company

After completion of the Offer and the Merger, the Company will become a direct wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of Servier. The Servier Parties are developing an initial plan, on the basis of available information, for the integration and combination of the business of the Company with that of the Servier group. The Servier Parties will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.

Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, the Servier Parties have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets); (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any material change in the Company’s dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the Company Board or management; (vi) any other material change in the Company’s corporate structure or business; or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. Certain Effects of the Offer

If the Offer is consummated, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (see Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement”), Purchaser will merge with and into the Company pursuant to Section 251(h) of the DGCL. Since the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and the Company will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of the Company’s common stock will be held by Parent.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable, thereafter subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, the Company does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Parent will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Effective Time.

If Nasdaq were to delist the Shares prior to the consummation of the Merger, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent, if any, of a public market for such

Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.

Margin Regulations. The Shares are currently “margin stock” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin stock” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short- swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin stock” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.

14. Dividends and Distributions

The Merger Agreement provides that from March 6, 2026 until the earlier of the Effective Time and the termination of the Merger Agreement, without the written consent of Parent, the Company will not, and will cause its subsidiaries not to, declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company (other than dividends and distributions of cash by a direct or indirect wholly owned subsidiary of the Company to its parent).

15. Conditions of the Offer

For purposes of this Section 15, capitalized terms used in this Section 15 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions below. Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions (collectively, the “Offer Conditions”) exist:

(i)	the Minimum Tender Condition has not been satisfied. The “Minimum Tender Condition” means that there have been validly tendered in the Offer (and not properly withdrawn) prior to the Expiration

Time that number of Shares (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, when added to the Shares, if any, then owned by Parent, Purchaser or any subsidiary of Parent, would represent at least a majority of the Shares outstanding as of immediately following the consummation of the Offer;

(ii)

the Regulatory Condition has not been satisfied. The “Regulatory Condition” means that the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has either expired or been terminated;

(iii)

the Legal Restraint Condition has not been satisfied. The “Legal Restraint Condition” means that there shall be no Legal Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger (in each case, whether temporary, preliminary or permanent in nature);

(iv)

(A) any representation or warranty of the Company set forth in Article IV of the Merger Agreement (other than those set forth in Sections 4.01, 4.02(a), (c), (d), (e) and (f), 4.03, 4.04, 4.08(a), 4.21, 4.23 and 4.24 of the Merger Agreement) shall not be true and correct at and as of March 6, 2026 and at and as of the scheduled Expiration Time as if made as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Sections 4.01, 4.03, 4.04, 4.21, 4.23 and 4.24 of the Merger Agreement (concerning the Company’s organization, standing and power; subsidiaries and equity interests; authority, execution and delivery, and enforceability; brokers and other advisors; opinion of financial advisors; and no vote required) shall not be (x) to the extent qualified therein as to “materiality” or “Company Material Adverse Effect,” true and correct in all respects at and as of March 6, 2026 and at and as of the scheduled Expiration Time as if made as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) or (y) to the extent not so qualified, true and correct in all material respects at and as of March 6, 2026 and as of scheduled Expiration Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.02(a), (c), (d), (e) and (f) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of March 6, 2026 and at and as of the scheduled Expiration Time as if made as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(a) of the Merger Agreement shall not be true and correct in all respects as of March 6, 2026 and at and as of the scheduled Expiration Time as if made as of such time (clauses (A) through (D), collectively, the “Representations Condition”);

(v)	the Company has failed to perform in all material respects the covenants and obligations to be performed by it as of such time under the Merger Agreement;

(vi)

since March 6, 2026, there has occurred any change, event, condition, development, circumstance, state of facts, effect or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(vii)

the Certificate Condition has not been satisfied. The “Certificate Condition” means Parent has failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in paragraphs (iv), (v) and (vi) immediately above have been satisfied as of immediately prior to the expiration of the Offer; or

(viii)	the Termination Condition exists. The “Termination Condition” means that the Merger Agreement has been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in their sole discretion (except for the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent or Purchaser). The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

Notwithstanding the foregoing, any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Time. In addition, if we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d- 4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

16. Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at the Expiration Time without accepting for payment any Shares validly tendered (and not properly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition. See Section 15 — “Conditions of the Offer.”

Antitrust Compliance

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including Purchaser’s purchase of Shares pursuant to the Offer, cannot be consummated until, among other things, notifications have been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied.

Parent and the Company expect to file their respective Notification and Report Forms pursuant to the HSR Act with the FTC and the DOJ on March 26, 2026, which filing will initiate a 15-day waiting period. If the 15-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m., Eastern Time, of the next day that is not a Saturday, Sunday or federal holiday. Alternatively, to provide the FTC or DOJ with additional time to review the proposed transactions, Parent may withdraw and refile its HSR Notification Forms, following a procedure established pursuant to 16 CFR 803.12(c), starting a new 15-day waiting period. If within the 15-day waiting period, the FTC or the DOJ issue a Request for Additional Information and Documentary Materials (a “Second Request”), the waiting period with respect to the Offer would be extended to 11:59 p.m., Eastern Time, on the tenth day after certification of substantial compliance with such Second Request by Parent (however, the parties could agree with the FTC or DOJ not to consummate the acquisition for some period of time after the waiting period expires). As a practical matter, if a Second Request were issued, it could take a significant period of time to achieve substantial compliance with such Second Request, which could delay the Offer.

The FTC and the DOJ frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the DOJ could take any action under the antitrust laws that it considers necessary, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) divestiture of substantial assets of the parties, or (iv) to require the parties to license, or hold separate, assets, to terminate existing relationships and contractual rights, or to take other actions or agree to other restrictions limiting the freedom of action of the parties. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the applicable waiting period under the HSR Act, any state or private party may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. See Section 15 —“Conditions of the Offer.”

Neither Parent nor the Company can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”

State Takeover Laws

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.

The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of the Company for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required

Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Company’s stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and the Company will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of the Company’s stockholders in accordance with Section 251(h) of the DGCL.

17. Appraisal Rights

No appraisal rights are available to holders of Shares who tender such Shares in connection with the Offer. However, if the Merger is consummated pursuant to Section 251(h) of the DGCL, stockholders and beneficial owners (i) whose Shares were not tendered in the Offer; (ii) who properly demand and perfect appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) who do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court and to receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger or the surviving corporation within 10 days thereafter will notify each holder of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders and beneficial owners of appraisal rights in connection with the Merger under Section 262 of the DGCL.

Any stockholder or beneficial owner who desires to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 17 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:

•

within the later of the consummation of the Offer, which occurs when Purchaser has accepted for payment Shares tendered into the Offer following the Expiration Time, and 20 days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand will be sufficient if it reasonably informs the Company of the identity of such stockholder or beneficial owner and that such stockholder or beneficial owner intends thereby to demanding appraisal of such stockholder or beneficial owner’s Shares;

•	not tender such stockholder’s or beneficial owner’s Shares in the Offer;

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•	comply with the procedures of Section 262 of the DGCL.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the Surviving Corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders or beneficial owners desiring to exercise any appraisal rights, or to preserve the ability to do so, and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. More information regarding Section 262 of the DGCL is set forth in the Schedule 14D-9, which is being mailed to the Company’s stockholders together with the Offer materials (including this Offer to Purchase and the related Letter of Transmittal). Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently properly withdraw such Shares prior to the Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for such Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.

18. Fees and Expenses

Parent has retained Innisfree M&A Incorporated to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interview and may request banks, brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

None of the Servier Parties will pay any fees or commissions to any broker, dealer, commercial bank, trust company or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to the beneficial owners of Shares. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

We have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file any amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, are available free of charge at www.sec.gov.

No person has been authorized to give any information on behalf of the Servier Parties not contained in the Schedule TO (including this Offer to Purchase or the related Letter of Transmittal). We have not authorized anyone to provide you with different or additional information and take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. No broker, dealer, commercial bank, trust company or other person will be deemed to be the agent of the Servier Parties, the Depositary or the Information Agent for the purposes of the Offer.

Servier Detroit Inc.

March 26, 2026

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT, SERVIER AND THE SERVIER FOUNDATION; CERTAIN PROCEEDINGS

1. PURCHASER

The following table sets forth information about Purchaser’s directors and executive officers as of March 26, 2026. The current business address of each person is 200 Pier Four Boulevard Boston, MA 02210, and the business telephone number is (800) 807-6124.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

David K. LEE, Director, President and Secretary (United States)

David K. Lee is a director and the President and Secretary of Purchaser, positions he has held since the incorporation of Purchaser.

He is also the Chief Executive Officer of Parent and Servier’s Executive Vice President, U.S., as well as an officer of Servier Bio-Innovation LLC, an innovation hub, focusing on establishing R&D partnerships, identifying early-stage oncology/neuroscience opportunities, and accelerating Servier’s business development in the United States.

David K. Lee joined Servier in 2018 to lead Servier’s operations in the United States. His appointment to the Servier Executive Committee in January 2025 expanded his previous role which now also involves leading strategic initiatives for the Servier group globally. In this capacity, he oversees the continued growth of Servier in the United States, currently the Servier group’s largest subsidiary, driven by its success in oncology, while contributing to the Servier group’s broader global strategy.

Before joining Servier, David K. Lee held leadership roles at several industry-leading companies, including Baxter, GSK, Novartis and Shire. At Shire, David K. Lee served as Global Head of the Rare Diseases and Oncology franchises, where he led cross-functional teams responsible for strategy, marketing, business development, R&D, and support functions.

Danielle BUTTON, Director and Treasurer (United States)

Danielle Button is a director and the Treasurer of Purchaser, positions she has held since the incorporation of Purchaser.

She is also the Chief Financial Officer of Parent and an officer of Servier Bio-Innovation LLC, an innovation hub, focusing on establishing R&D partnerships, identifying early-stage oncology/neuroscience opportunities, and accelerating Servier’s business development in the United States.

With nearly 25 years of experience, Danielle Button is a dedicated leader that has held various positions at top pharmaceutical and healthcare companies, including EMD Serono and Patheon. In these roles, she was responsible for the financial direction of the global biologic’s division as well as several therapeutic areas and portfolio products. She supported global operations, acquisition integrations, strategic decision making, investments and much more.

Until 2021, Danielle Button served as Vice President, Finance and Procurement, Americas at Stallergenes Greer where she drove their financial and procuring strategy along with supporting metrics, reporting and action plans. She also worked in the high-tech industry, spending years at Lucent and Parametric Technologies.

2. PARENT

The following table sets forth information about Parent’s managers and executive officers as of March 26, 2026. The current business address of each person is 200 Pier Four Boulevard Boston, MA 02210, and the business telephone number is (800) 807-6124.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

David K. LEE, Manager and Chief Executive Officer (United States)

David K. Lee is the Chief Executive Officer of Parent, a position he has held since September, 2018.

He is also Servier’s Executive Vice President, U.S., as well as an officer of Servier Bio-Innovation LLC, an innovation hub, focusing on establishing R&D partnerships, identifying early-stage oncology/neuroscience opportunities, and accelerating Servier’s business development in the United States.

David K. Lee joined Servier in 2018 to lead Servier’s operations in the United States. His appointment to the Servier Executive Committee in January 2025 expanded his previous role which now also involves leading strategic initiatives for the Servier group globally. In this capacity, he oversees the continued growth of Servier in the United States, currently the Servier group’s largest subsidiary, driven by its success in oncology, while contributing to the Servier group’s broader global strategy.

Before joining Servier, David K. Lee held leadership roles at several industry-leading companies, including Baxter, GSK, Novartis and Shire. At Shire, David K. Lee served as Global Head of the Rare Diseases and Oncology franchises, where he led cross-functional teams responsible for strategy, marketing, business development, R&D, and support functions.

Danielle BUTTON, Manager and Chief Financial Officer (United States)

Danielle Button is the Chief Financial Officer of Parent, a position she has held since 2022.

She is also an officer of Servier Bio-Innovation LLC, an innovation hub, focusing on establishing R&D partnerships, identifying early-stage oncology/ neuroscience opportunities, and accelerating Servier’s business development in the United States.

With nearly 25 years of experience, Danielle Button is a dedicated leader that has held various positions at top pharmaceutical and healthcare companies, including EMD Serono and Patheon. In these roles, she was responsible for the financial direction of the global biologic’s division as well as several therapeutic areas and portfolio products. She supported global operations, acquisition integrations, strategic decision making, investments and much more.

Until 2021, Danielle Button served as Vice President, Finance and Procurement, Americas at Stallergenes Greer where she drove their financial and procuring strategy along with supporting metrics, reporting and action plans. She also worked in the high-tech industry, spending years at Lucent and Parametric Technologies.

Deniz RAZON, Manager and Chief Business Officer (United States)

Deniz Razon is the Chief Business Officer of Parent, a position she has held since 2020.

Over more than 20 years, Deniz Razon has built broad pharmaceutical commercial experience across multiple therapeutic areas. Prior to joining Servier, she held several leadership roles at Shire, including Vice President of

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Operations for the Internal Medicine and Oncology franchise and Vice President of United States Sales for Lysosomal Storage Disorders and Oncology. She also spent several years at Baxter and Baxalta, where she played a pivotal role in preparing the oncology franchise for growth through comprehensive analyses of licensing and acquisition opportunities and by developing commercialization plans for internal and partnership assets.

Deniz Razon has also served as a volunteer member of the Board of Directors of Gateway for Cancer Research since 2014. Since 2021, she has also served as co-leader of the Health and Life Sciences Affinity Group of The Boston Club.

Nicholas STEFOS, Manager and Chief Human Resources Officer (United States)

Nicholas Stefos joined Parent in 2021 as Executive Human Resources Business Partner. In 2022, he was appointed Chief Human Resources Officer of Parent. In this role, he oversees the company’s human resources strategy and works closely with leadership to align talent and organizational capabilities with the company’s evolving business needs. He partners with U.S. and global leaders, including R&D teams, on integration initiatives, talent acquisition, and talent development.

Nicholas Stefos has more than 20 years of experience as an HR professional, having held leadership roles at large and mid-sized pharmaceutical companies with a focus on managing teams both locally and globally. Prior to joining Servier, he served as Global Head of Human Resource Business Partners for R&D and Business Development at EMD Serono.

3. SERVIER

Servier is the ultimate consolidating holding company of the Servier group. Servier is managed by (i) an Executive Committee comprised of a President and a number of Vice Presidents and (ii) a Supervisory Board. The following table sets forth information about the members of Servier’s Executive Committee and Supervisory Board as of March 26, 2026. The current business address of each member of the Executive Committee is 50, rue Carnot, 92284, Suresnes, France, and the business telephone number is +(33) 1 55 72 60 00. The current business address of each member of the Supervisory Board is Kanaalpark 140, 2321 JV LEIDEN, Netherlands, and the business telephone number is +(33) 1 55 72 60 00.

Executive Committee

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Olivier LAUREAU, President (France)

Olivier Laureau is Servier’s President, a position he has held since April 2014. Olivier Laureau also serves as President of the Servier Foundation.

A graduate of the Panthéon-Assas University in Paris, France, he joined the Servier group in 1982 in the Intellectual Property Department before joining the Legal Department where he oversaw international contracts. In 2000, he joined the Finance Department and was appointed Chief Financial Officer of the Servier group in 2008.

As President of the Servier group since 2014, Olivier Laureau has undertaken a holistic transformation plan to ensure Servier’s independence, development and sustainability and fulfil its vocation: committed to therapeutic progress to serve patient needs.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

The cornerstones of this strategy are to maximize the potential of our medicines in cardiology, metabolism and venous diseases, to research and develop innovative and targeted therapies in the field of oncology, neuroscience and immuno-inflammation, and to drive the drug portfolio development, through a dynamic ecosystem policy, and a strong international expansion.

Deeply involved in the debates surrounding the healthcare sector at French and international levels, Olivier Laureau is a member of the Board of Directors of the G5, an organization of leading French pharmaceutical companies.

He is also a Board Member of the European Federation of Pharmaceutical Industries and Associations (EFPIA) and a member of the Biopharmaceutical CEOs Roundtable (BCR), a global policy forum gathering CEOs of the member-companies of the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA).

Claude BERTRAND, Executive Vice President R&D (France)

Claude Bertrand is Servier’s Executive Vice President R&D, a position he has held since April 2019.

He joined Sevier in 2017 as Executive Director R&D and Chief Scientific Officer. He has over 25 years of experience in research and development and international operations within a number of leading pharmaceutical groups such as Novartis, Roche, Pfizer, AstraZeneca and Ipsen.

In 2018, Claude Bertrand was appointed to the Servier group’s Executive Committee and the role of Executive Vice President Research and Development.

He also sits on the boards of directors of Eclosion2 and MAAT Pharma. Claude Bertrand is President of the scientific committee of LabEx Medalis and Vice President of MEDICEN.

After graduating as a Doctor of Pharmacy from the University of Strasbourg, he completed a PhD and continued onto postdoctoral studies at the University of California, San Francisco, conducting research in immunopharmacology and neurogenic inflammation.

Damien CATOIR, Executive Vice President General Counsel and Corporate Secretary (France)

Damien Catoir is Servier’s Executive Vice President General Counsel and Corporate Secretary, a position he has held since April 2023 and a member of Servier’s Executive Committee.

He has more than 15 years of experience in banking and in major law firms, both in France and in the United States. He joined the corporate world in 2018 within the ATOS Group, where he was General Counsel and Secretary to the Board of Directors. As part of his missions, he guided ATOS in the negotiation of strategic partnerships major contracts and significant M&A transactions. He also piloted complex litigations and important corporate reorganizations.

Damien Catoir is a member of the New York and Paris bars. He holds a Master in Management from ESSEC Business School and studied at the École Normale Supérieure. He also holds a Master’s degree in General Private Law from the University of Paris 1 Panthéon-Sorbonne, and a Juris Doctor degree from Cornell Law School in the United States.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Virginie DOMINGUEZ, Executive Vice President Digital, Data and Information Systems (France)

Virginie Dominguez joined Servier in 2020 as Chief Digital Officer, before she was appointed to the Executive Committee in 2021 as Executive Vice President Digital, Data and Information Systems. She has been tasked with implementing and steering the digital transformation at Servier to enable the Servier group to become a Digital Performer by 2025.

Virginie Dominguez boasts 20 years of experience in digital technology, primarily in the Orange group where she held various positions of responsibility between 2003 and 2019. In particular, while at Orange France, she brought about the digital transformation of retail customer relations and oversaw a vast “widespread agility” transformation program involving several thousand employees.

Virginie Dominguez graduated from the École polytechnique, France, and earned a degree in engineering from the École Ponts et Chaussées.

Hani FRIEDMAN BOUGANIM, Executive Vice President Manufacturing, Quality and Supply Chain (Portugal)

Hani Friedman Bouganim is Servier’s Executive Vice President Manufacturing, Quality and Supply Chain, a position she has held since April 2024.

Hani Friedman Bouganim has over 17 years of international experience with a proven track record of achieving strategic, financial and operational goals in the pharmaceutical sector across all stages of a product’s life cycle.

From 2007 to 2022, Hani Friedman Bouganim held various pivotal roles at Teva, a multinational pharmaceutical company. Notably, she served as Vice President of Operations and Managing Director of Ulm & Weiler sites in Teva Germany from 2021 to 2022. Prior to that, she acted as Cluster Lead for three pharmaceutical sites in Krakow/Poland, Troyan/Bulgaria, and Baldoyle/Ireland. She held different positions such as Site General Manager in Krakow, Poland, and Ashdod & Kiryat Shmona sites in Israel and was President of the Board for Teva Operations Poland from 2018 to 2021. Her experience also includes Senior Director positions at Teva, where she headed Respiratory Operations in Jerusalem from 2015 to 2017 and led Manufacturing, Science, and Technology for Oral Solid Dosages and Multidose Dry Powder Inhaler sites from 2011 to 2015.

In November 2022, Hani Friedman Bouganim joined Servier as Deputy Vice President of Industrial Operations. In April 2024, she was appointed Executive Vice President to oversee the Manufacturing, Quality, and Supply Chain activities and joined the Servier Executive Committee. In her new position, she drives transformation and innovation in line with the Servier 2030 ambition.

Hani Friedman Bouganim holds a Master of Business Administration (MBA) from Ben-Gurion University, Israel, and a Bachelor of Science (BSc) in Biotechnology Engineering.

Philippe GONNARD, Executive Vice President Global Product Strategy (France)

Philippe Gonnard is Servier’s Executive Vice President Global Product Strategy, a position he has held since January 2023.

Philippe Gonnard began his career with the Servier group in 1993 as International Product Manager, before becoming Marketing Manager France, Medical Affairs Director France and General Manager France. Having once headed a subsidiary, he was appointed Manager of the West Europe Zone, then subsequently Head of World Operations Oncology.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

In 2016, he was appointed head of Global Medical Affairs. In 2018, he was appointed Executive Vice President Global Medical & Patient Affairs, and became a member of the Servier Group Executive Committee. Between 2020 and 2022, Philippe Gonnard was also Chief Medical Officer of the Servier group.

Philippe Gonnard is a cardiologist and holds an MBA from HEC Paris.

David HINDLEY, Executive Vice President Human Resources (France)

David Hindley joined the Servier group in March, 2023, in the role of Executive Vice President Human Resources, and is a member of Servier’s Executive Committee.

David Hindley has over 20 years of experience in various sectors within multinational companies such as Total Energies, Areva, Axa, Danone and most recently at Mars Wrigley.

Passionate about talent development, he has created and deployed various tools and methodologies to enable employee growth. David Hindley also led major transformation programs through multiple experiences, including the evolution and deployment of leadership models.

David Hindley received his degree in Human Resources Management from CIFFOP (Interdisciplinary Center for Human Resources Education) at the University of Paris-Panthéon-Assas in 1999. He also holds a post-graduate degree in Organizational Psychology and three certificates in Employment Law, Compensation & Benefits and Coaching.

David K. LEE, Executive Vice President, U.S. (United States)

David K. Lee was appointed as Servier’s Executive Vice President, U.S. in January 2025.

David K. Lee joined Servier in 2018 to lead Servier’s operations in the United States. His appointment to the Servier Executive Committee in January 2025 expanded his previous role which now also involves leading strategic initiatives for the Servier group globally. In this capacity, he oversees the continued growth of Servier in the United States, currently the Servier group’s largest subsidiary, driven by its success in oncology, while contributing to the Servier group’s broader global strategy.

Before joining Servier, David K. Lee held leadership roles at several industry-leading companies, including Baxter, GSK, Novartis and Shire. At Shire, David K. Lee served as Global Head of the Rare Diseases and Oncology franchises, where he led cross-functional teams responsible for strategy, marketing, business development, R&D, and support functions.

He earned a Bachelor of Science in Biochemistry from Harvard University and an MBA from Harvard Business School.

Arnaud LALLOUETTE, Executive Vice President Global Medical & Patient Affairs (France)

Arnaud Lallouette is an Executive Vice President Global Medical & Patient Affairs of Servier, a position he has held since January 2023.

Over the past 25 years at Servier, he has built a diverse and successful career within the Servier group, by capitalizing on several senior positions (Head of Medical Affairs and General Manager), but also by being exposed to a range of markets and disciplines.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Working and living in France, Denmark, Sweden, Finland, the UK, Australia, and Canada, and leading teams across three continents, Arnaud Lallouette ultimately shaped his understanding of patients’ needs and healthcare systems worldwide. It fueled his commitment to providing equitable access to care for patients.

Today, passionate and driven by people, life sciences, and performance, Arnaud Lallouette has further strengthened his commitment to environment, social, and governance (ESG) principles, to create the greatest long-term value for patients and people.

Arnaud is a medical doctor and cardiologist who graduated from Nancy 2 University in France.

Pascal LEMAIRE, Executive Vice President Finance (France)

Pascal Lemaire is Servier’s Executive Vice President Finance, a position he has held since January 2021.

He boasts over 25 years of international experience in corporate finance, especially in the retail and pharmaceutical industries. Pascal Lemaire began his career outside France at Nestlé, where he spent 17 years in a variety of positions of responsibility across all areas of corporate finance and global business services. In 2015, he was appointed Executive Director Finance & Business Planning at Celgene, a role in which he was responsible for all operations outside the United States.

Pascal Lemaire earned a degree in business studies and a Master’s in Banking and Finance from HEC Lausanne.

Charlotte MARMOUSEZ-TARTAR, Executive Vice President Corporate Strategy & Transformation (France)

Charlotte Marmousez-Tartar is Servier’s Executive Vice President Corporate Strategy & Transformation, a position she has held since February 2024.

She has over 15 years’ experience in the pharmaceutical industry in France and Singapore. She began her career at Servier in 2006, as Global Competitive Project Manager, where her duties included marketing and strategic intelligence. She then joined Servier’s Singapore subsidiary in 2011, where she held operational positions on the marketing and sales teams. In 2015, Charlotte Marmousez-Tartar was appointed Strategic Forecasting Director, in charge of R&D and business development projects and steering the Servier 10-year strategic plan. She then joined the Corporate Strategy Department in 2017, where she successively held the positions of Strategic Projects Director and Corporate Strategic Planning Director. In 2021, Charlotte Marmousez-Tartar was appointed Head of Group Transformation & Programs Office. Since 2019, she has also served as the Secretary of the Servier Executive Committee.

In February 2024, Charlotte Marmousez-Tartar became Executive Vice President Corporate Strategy & Transformation. She is responsible for steering Servier’s global strategy and coordinates all its transformation projects. In addition, she is a member of the Liaison Committee, whose role is to assist the Supervisory Board of the Servier Foundation in fulfilling its mission of monitoring the Servier’s independence and sustainability.

Charlotte Marmousez-Tartar holds a doctorate in pharmacy from the Université de Lille 2 Sciences et Technologie. She also holds a Master’s degree in Marketing Intelligence from HEC Paris.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Stéphane MASCARAU, Executive Vice President World Operations (France)

Stephane Mascarau is Servier’s Executive Vice President World Operations, a position he has held since January 2023.

He started his career at Servier in 1999.

Stephane Mascarau has a strong international background and brings with him over 20 years of pharmaceutical experience in marketing, sales and management. After holding different management positions within the Servier marketing and sales teams, he became General Manager Mexico in 2008, General Manager Egypt in 2012 and General Manager Spain in 2015. In 2017, he was appointed as General Manager China. In 2022, he became Zone Director Greater Chinese Area (China Mainland, Taiwan, Hong Kong, Macau) and Australia.

Stephane holds a degree in Pharmacy at the University of Mediterranee (Aix-Marseille II), Marseille France and a Master degree in Pharmaceutical Marketing and Management at the University of Paris-Sud (Paris XI), France.

Supervisory Board

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Matthias STAEHELIN, Chairman of the Supervisory Board (Switzerland)

Matthias Staehelin is the Chairman of the Servier Foundation’s Supervisory Board, a position he has held since October 2022.

He is an attorney with extensive experience in the life sciences field. He has assisted companies in fundamental transformations thereby ensuring a robust corporate governance in times of significant change. Matthias Staehelin is a partner at the Swiss law firm VISCHER AG and co-heads the firm’s Life Sciences Group. He frequently represents parties in complex transactions.

Matthias Staehelin started his career as foreign associate with Cravath Swaine & Moore in New York. He then joined as an associate Gloor Schiess & Partner, Basel and was thereafter partner and co-founder of Gloor & Christ, Basel before its merger into VISCHER AG. He has been head of VISCHER’s corporate group for the last eight years.

Matthias Staehelin’s other current board memberships include Work in Progress, Pureos Bioventures Partners and JFG Life Sciences Foundation of the University of Basel. He also acts as notary in Basel-Stadt and Baselland and chairs BioValley Basel.

Matthias Staehelin obtained the Directors certificate of the Harvard Business School, and studied law at the University of Basel (Dr. iur), Freiburg i.B., and College of Europe, Bruges, (Master of Advanced European Studies).

Steven BAERT, Member of the Supervisory Board (Belgium)

Steven Baert is a member of the Servier Foundation’s Supervisory Board, a position he has held since February 2024.

Steven gets credited for building strong executive teams and fit-for purpose organizations. He is also seen as a trendsetter in leadership and talent development, the future of work and culture change.

Steven Baert joined GE Vernova in April 2023 as the Chief People Officer and member of the Executive Team.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

He previously worked as managing partner and advisor on human capital to Private Equity and Venture Capital clients. He previously served as Chief People Officer and Member of the Executive Committee of Novartis from 2014 until June 2021. Prior to that, Steven served as Global Head, Human Resources, Novartis Oncology. Prior to joining Novartis, Steven held senior HR positions at Bristol- Myers Squibb Co. and Unilever.

Currently, Steven Baert also serves on the Board of Pharming Group and on the Board of WeSeeHope USA, a charity that focuses on empowering children isolated by poverty in Africa.

He holds a Master of Business Administration from the Vlerick Business School, Gent; a Master of Laws from the Katholieke Universiteit Leuven and a Bachelor of Laws from the Katholieke Universiteit Brussels.

Kapil DHINGRA, Member of the Supervisory Board (United States)

Kapil Dhingra is a member of the Servier Foundation’s Supervisory Board, a position he has held since March 2022.

Kapil is a medical oncologist and a physician-scientist with a proven track record in academic research, patient care and drug development.

He is currently a professional board member. Dr. Dhingra has served as a faculty member at The University of Texas M.D. Anderson Cancer Center, Indiana University School of Medicine and Memorial Sloan Kettering Cancer Center. He is currently chair of the LAVA Therapeutics board and also a member of the boards of Black Diamond Therapeutics, Replimune, Median Technologies, Mariana Oncology as well as Kirilys Therapeutics.

Previously he served as vice president, head of the oncology disease biology leadership team and head of oncology clinical development at Roche, during which he led numerous drug approvals, including Herceptin®, Tarceva® and Avastin®. Prior to joining Roche, he worked in the oncology clinical development group at Eli Lilly.

Dr. Dhingra obtained his bachelor of medicine-bachelor of surgery degree (M.B.B.S.) from the All India Institute of Medical Sciences in New Delhi, India. He completed his residency in internal medicine at Lincoln Medical and Mental Health Center, New York Medical College and completed his fellowship in hematology and oncology at Emory University School of Medicine in Atlanta.

Bernard LE PEZRON, Member of the Supervisory Board (France)

Bernard Le Pezron is a member of the Servier Foundation’s Supervisory Board, a position he has held since April 2019 and also chairs Servier’s Corporate Governance Committee.

He is a legal and tax specialist with in-depth know-how in French tax matters as well as with respect to corporate governance and has extensive experience with the historical evolution of Servier.

His past career highlights include being former partner at Willkie Farr & Gallagher and a resident partner in the firm’s Paris office, as well as a Professor at the Ecole Nationale des Impôts and member of the Tax Department of the Conseil National du Patronat Français.

Bernard Le Pezron holds a Licence Sciences Economiques, from the University of Bordeaux.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Catherine MAZZACCO, Member of the Supervisory Board (France)

Catherine Mazzacco is a member of the Servier Foundation’s Supervisory Board, a position she has held since March 2022.

She is a seasoned international executive business leader in health care where she led companies and teams through significant strategic and operational transformations and has been instrumental in developing and launching major new therapies.

Catherine Mazzacco is currently a professional board member. She serves on the boards of directors of Krystal Biotech and Sight Sciences.

Previously, she served as Chief Executive Officer and President of LEO Pharma from 2019 to 2021. Prior to this role, Catherine Mazzacco was Senior Vice President, Global Commercial Operations, Life Sciences Division at GE HealthCare. Before joining GE HealthCare, she spent over 25 years at Abbott Laboratories, where she held various global senior operational and strategic roles in Europe and in the United States, including Vice President, Global Commercial Operations, Abbott Vision.

Catherine Mazzacco holds a Bachelor of Science in Engineering, Option Biotechnology from the University of Compiègne in France.

Jean-Christophe TELLIER, Member of the Supervisory Board (France)

Jean-Christophe Tellier is a member of the Servier Foundation’s Supervisory Board, a position he has held since March 2022.

He is an experienced global leader with a patient-centric and sustainability approach, a passion for science, combined with strategic and operational skills. He has built a distinguished 30+-year career in the biopharmaceutical industry, taking on different global leadership responsibilities in different parts of the world.

Since 2015, Jean-Christophe Tellier has been UCB’s Chief Executive Officer after having successfully lead UCB’s BioBrands and Solutions division as Executive Vice President.

He is a member of the Board of Directors of UCB, a member of BCR (Biopharmaceutical CEOs Roundtable) and a member of the Board of the European Federation of Pharmaceutical Industries and Associations (EFPIA). He is also a member of the Board of PhRMA (Pharmaceutical Research and Manufacturers of America).

Jean-Christophe Tellier trained as a medical doctor specializing in rheumatology.

Dorothea WENZEL, Member of the Supervisory Board (Germany)

Dorothea Wenzel is a member of the Servier Foundation’s Supervisory Board, a position she has held since October 2023 and also chairs Servier’s Audit Committee. Dorothea is an accomplished finance, business and operations professional spanning diverse business settings, cultures, locations and modalities in the life sciences sector.

She is currently a professional board member. She is the Chair of the Board of Directors, Chair of Remuneration and Nomination Committee, and a member of the Scientific Committee of H. Lundbeck A/S and a member of the board of WS Audiology A/S.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Dorothea Wenzel had a long career at Merck KGaA, headquartered in Darmstadt, Germany, where she most recently until August 2021 served as Executive Vice President and Head of the Global Business Unit Surface Solutions. In 2018 she was the CFO & Head of Strategy of the Performance Materials Division. From 2014 to 2018 she headed Merck’s Global Fertility Business Franchise, and from 2005 to 2013 she was the CFO of Merck’s Healthcare division.

Prior to Merck, Dorothea Wenzel worked at McKinsey & Company, with an e-commerce startup and for a German governmental commission.

Dorothea Wenzel holds a PhD in Health Economics & Macroeconomics and a M.Sc. in Business & Computer Sciences from the University of Darmstadt in Germany. She has also held fellowships at Harvard and was a visiting student at the University of California at Berkley.

Christian WYSS, Member of the Supervisory Board (Switzerland)

Christian Wyss is a member of the Servier Foundation’s Supervisory Board, a position he has held since October 2022.

He is a corporate attorney with a deep understanding of the Life Sciences industry, having assisted numerous start-ups and pharma companies.

Christian is a partner at the Swiss law firm VISCHER where he also co-heads the corporate team.

He currently serves as a board member of Grolman AG, the Swiss Red Cross Canton of Basel and the Willy A. und Hedwig Bachofen-HennStiftung, a charitable foundation.

Christian Wyss holds an LL.M.. from Wake Forest University School of Law and a law degree (lic. iur.) from the University of Basel. He also studied at the Université de Lausanne.

4. THE SERVIER FOUNDATION

Servier is controlled by the Servier Foundation pursuant to the articles of association of each of Servier and the Servier Foundation, which grant the Servier Foundation the power to approve the strategic orientation and strategic decisions of the Servier group, and to appoint and remove the President of Servier. Although the Servier Foundation holds a de minimis economic interest in Servier and does not manage the day-to-day operations of the Servier group, it exercises control over Servier within the meaning of Rule 12b-2 of the Exchange Act, as a result of which the Servier Foundation may be deemed to indirectly control Purchaser. The Servier Foundation is managed through a Supervisory Board, which ensures the independence and sustainability of the Servier group, validates strategy and appoints the President of Servier. The principal executive office of the Servier Foundation is located at Kanaalpark 140, 2321 JV LEIDEN, Netherlands. The telephone number of the Servier Foundation is (800) 807-6124. The following table sets forth information about the members of the Servier Foundation’s Supervisory Board. The business address of each member of the Supervisory Board is Kanaalpark 140, 2321 JV LEIDEN, Netherlands.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Matthias STAEHELIN, Chairman of the Supervisory Board (Switzerland)

Matthias Staehelin is the Chairman of the Servier Foundation’s Supervisory Board, a position he has held since October 2022.

He is an attorney with extensive experience in the life sciences field. He has assisted companies in fundamental transformations thereby ensuring a robust

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

corporate governance in times of significant change. Matthias Staehelin is a partner at the Swiss law firm VISCHER AG and co-heads the firm’s Life Sciences Group. He frequently represents parties in complex transactions.

Matthias Staehelin started his career as foreign associate with Cravath Swaine & Moore in New York. He then joined as an associate Gloor Schiess & Partner, Basel and was thereafter partner and co-founder of Gloor & Christ, Basel before its merger into VISCHER AG. He has been head of VISCHER’s corporate group for the last eight years.

Matthias Staehelin’s other current board memberships include Work in Progress, Pureos Bioventures Partners and JFG Life Sciences Foundation of the University of Basel. He also acts as notary in Basel-Stadt and Baselland and chairs BioValley Basel.

Matthias Staehelin obtained the Directors certificate of the Harvard Business School, and studied law at the University of Basel (Dr. iur), Freiburg i.B., and College of Europe, Bruges, (Master of Advanced European Studies).

Steven BAERT, Member of the Supervisory Board (Belgium)

Steven Baert is a member of the Servier Foundation’s Supervisory Board, a position he has held since February 2024.

Steven gets credited for building strong executive teams and fit-for purpose organizations. He is also seen as a trendsetter in leadership and talent development, the future of work and culture change.

Steven Baert joined GE Vernova in April 2023 as the Chief People Officer and member of the Executive Team.

He previously worked as managing partner and advisor on human capital to Private Equity and Venture Capital clients. He previously served as Chief People Officer and Member of the Executive Committee of Novartis from 2014 until June 2021. Prior to that, Steven served as Global Head, Human Resources, Novartis Oncology. Prior to joining Novartis, Steven held senior HR positions at Bristol- Myers Squibb Co. and Unilever.

Currently, Steven Baert also serves on the Board of Pharming Group and on the Board of WeSeeHope USA, a charity that focuses on empowering children isolated by poverty in Africa.

He holds a Master of Business Administration from the Vlerick Business School, Gent; a Master of Laws from the Katholieke Universiteit Leuven and a Bachelor of Laws from the Katholieke Universiteit Brussels.

Kapil DHINGRA, Member of the Supervisory Board (United States)

Kapil Dhingra is a member of the Servier Foundation’s Supervisory Board, a position he has held since March 2022.

Kapil is a medical oncologist and a physician-scientist with a proven track record in academic research, patient care and drug development.

He is currently a professional board member. Dr. Dhingra has served as a faculty member at The University of Texas M.D. Anderson Cancer Center, Indiana University School of Medicine and Memorial Sloan Kettering Cancer Center. He is currently chair of the LAVA Therapeutics board and also a member of the boards of Black Diamond Therapeutics, Replimune, Median Technologies, Mariana Oncology as well as Kirilys Therapeutics.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Previously he served as vice president, head of the oncology disease biology leadership team and head of oncology clinical development at Roche, during which he led numerous drug approvals, including Herceptin®, Tarceva® and Avastin®. Prior to joining Roche, he worked in the oncology clinical development group at Eli Lilly.

Dr. Dhingra obtained his bachelor of medicine-bachelor of surgery degree (M.B.B.S.) from the All India Institute of Medical Sciences in New Delhi, India. He completed his residency in internal medicine at Lincoln Medical and Mental Health Center, New York Medical College and completed his fellowship in hematology and oncology at Emory University School of Medicine in Atlanta.

Bernard LE PEZRON, Member of the Supervisory Board (France)

Bernard Le Pezron is a member of the Servier Foundation’s Supervisory Board, a position he has held since April 2019 and also chairs Servier’s Corporate Governance Committee.

He is a legal and tax specialist with in-depth know-how in French tax matters as well as with respect to corporate governance and has extensive experience with the historical evolution of Servier.

His past career highlights include being former partner at Willkie Farr & Gallagher and a resident partner in the firm’s Paris office, as well as a Professor at the Ecole Nationale des Impôts and member of the Tax Department of the Conseil National du Patronat Français.

Bernard Le Pezron holds a Licence Sciences Economiques, from the University of Bordeaux.

Catherine MAZZACCO, Member of the Supervisory Board (France)

Catherine Mazzacco is a member of the Servier Foundation’s Supervisory Board, a position she has held since March 2022.

She is a seasoned international executive business leader in health care where she led companies and teams through significant strategic and operational transformations and has been instrumental in developing and launching major new therapies.

Catherine Mazzacco is currently a professional board member. She serves on the boards of directors of Krystal Biotech and Sight Sciences.

Previously, she served as Chief Executive Officer and President of LEO Pharma from 2019 to 2021. Prior to this role, Catherine Mazzacco was Senior Vice President, Global Commercial Operations, Life Sciences Division at GE HealthCare. Before joining GE HealthCare, she spent over 25 years at Abbott Laboratories, where she held various global senior operational and strategic roles in Europe and in the United States, including Vice President, Global Commercial Operations, Abbott Vision.

Catherine Mazzacco holds a Bachelor of Science in Engineering, Option Biotechnology from the University of Compiègne in France.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Jean-Christophe TELLIER, Member of the Supervisory Board (France)

Jean-Christophe Tellier is a member of the Servier Foundation’s Supervisory Board, a position he has held since March 2022.

He is an experienced global leader with a patient-centric and sustainability approach, a passion for science, combined with strategic and operational skills. He has built a distinguished 30+-year career in the biopharmaceutical industry, taking on different global leadership responsibilities in different parts of the world.

Since 2015, Jean-Christophe Tellier has been UCB’s Chief Executive Officer after having successfully lead UCB’s BioBrands and Solutions division as Executive Vice President.

He is a member of the Board of Directors of UCB, a member of BCR (Biopharmaceutical CEOs Roundtable) and a member of the Board of the European Federation of Pharmaceutical Industries and Associations (EFPIA). He is also a member of the Board of PhRMA (Pharmaceutical Research and Manufacturers of America).

Jean-Christophe Tellier trained as a medical doctor specializing in rheumatology.

Dorothea WENZEL, Member of the Supervisory Board (Germany)

Dorothea Wenzel is a member of the Servier Foundation’s Supervisory Board, a position she has held since October 2023 and also chairs Servier’s Audit Committee. Dorothea is an accomplished finance, business and operations professional spanning diverse business settings, cultures, locations and modalities in the life sciences sector.

She is currently a professional board member. She is the Chair of the Board of Directors, Chair of Remuneration and Nomination Committee, and a member of the Scientific Committee of H. Lundbeck A/S and a member of the board of WS Audiology A/S.

Dorothea Wenzel had a long career at Merck KGaA, headquartered in Darmstadt, Germany, where she most recently until August 2021 served as Executive Vice President and Head of the Global Business Unit Surface Solutions. In 2018 she was the CFO & Head of Strategy of the Performance Materials Division. From 2014 to 2018 she headed Merck’s Global Fertility Business Franchise, and from 2005 to 2013 she was the CFO of Merck’s Healthcare division.

Prior to Merck, Dorothea Wenzel worked at McKinsey & Company, with an e-commerce startup and for a German governmental commission.

Dorothea Wenzel holds a PhD in Health Economics & Macroeconomics and a M.Sc. in Business & Computer Sciences from the University of Darmstadt in Germany. She has also held fellowships at Harvard and was a visiting student at the University of California at Berkley.

Name, Position and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Christian WYSS, Member of the Supervisory Board (Switzerland)

Christian Wyss is a member of the Servier Foundation’s Supervisory Board, a position he has held since October 2022.

He is a corporate attorney with a deep understanding of the Life Sciences industry, having assisted numerous start-ups and pharma companies.

Christian is a partner at the Swiss law firm VISCHER where he also co-heads the corporate team.

He currently serves as a board member of Grolman AG, the Swiss Red Cross Canton of Basel and the Willy A. und Hedwig Bachofen-HennStiftung, a charitable foundation.

Christian Wyss holds an LL.M.. from Wake Forest University School of Law and a law degree (lic. iur.) from the University of Basel. He also studied at the Université de Lausanne.

5. CERTAIN PROCEEDINGS

Criminal proceedings were initiated in France following complaints filed in November 2010 alleging that the use of Mediator, a drug marketed by the Servier group, was associated with serious cardiac and pulmonary conditions. Following a judicial investigation, several Servier group entities, including Servier, as well as certain then current and former executives, were referred to trial on charges including aggravated fraud and involuntary manslaughter and bodily injury. None of the current directors, officers and executives of the Servier group were prosecuted.

In March 2021, the Paris judicial court (Tribunal judiciaire de Paris) convicted the defendants on the charges and imposed criminal fines and civil liability. In December 2023, the Paris Court of Appeal (Courd’ appel de Paris) upheld the criminal liability of the Servier group companies and imposed aggregate criminal fines of approximately €9.2 million and ordered the Servier group companies to pay approximately €415 million in damages to France’s social security system and private insurance companies. All fines and damages have been paid. An appeal by Servier before the French Supreme Court (Cour de cassation) is pending.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by express mail, courier or any other expedited service:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street Suite V Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may be obtained at no cost to stockholders from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer are available free of charge at www.sec.gov. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance.

The Information Agent for the Offer is:

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